STAMP DUTY WARNING: This Agreement and any related document or copy documents must not be taken into the Republic of Austria. In addition, this Agreement must not be executed in the United Kingdom or France, and must not be brought into the United Kingdom.
DATED 23 November 2014

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L.
and
REYNOLDS GROUP HOLDINGS INC.
and
REYNOLDS GROUP HOLDINGS LIMITED
and
ONEX WIZARD ACQUISITION COMPANY GMBH
and
ONEX WIZARD US ACQUISITION II INC.
and
ONEX WIZARD ACQUISITION COMPANY I S.À R.L.

AGREEMENT
relating to the sale and purchase of
shares in SIG Combibloc Group AG,
interests in SIG Holding USA, LLC and receivables
owed to Beverage Packaging Holdings (Luxembourg) III S.à r.l

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(NPB/MDZ/NMP/TXON)
525413181

CONTENTS
Page
1.    Interpretation    8
2.    Sale and purchase    41
3.    Condition precedent    41
4.    Conduct of business before Completion    44
5.    Consideration    49
6.    Completion    52
7.    Completion Accounts    55
8.    Sellers’ Warranties and undertakings    55
9.    Purchasers’ warranties and undertakings    56
10.    Purchasers’ remedies and Sellers’ limitations on liability    61
11.    Restrictions on the Sellers’ business activities    62
12.    Sellers’ Marks and SIG Group Marks    63
13.    Retained Group Insurances    64
14.    Access and assistance with filings    66
15.    Wrong pockets    69
16.    Effect of Completion and Transitional Services    70
17.    Sellers’ guarantee    70
18.    Specific payment obligations    71
19.    Savings plans    72
20.    Remedies and waivers    73
21.    Assignment    74
22.    Further assurance    75
23.    Entire agreement    75
24.    Notices    76

25.    Announcements    79
26.    Confidentiality    80
27.    Costs and expenses    83
28.    Counterparts    84
29.    Invalidity    84
30.    Contracts (Rights of Third Parties) Act 1999    84
31.    Language    84
32.    Choice of governing law    85
33.    Jurisdiction    85
34.    Agent for service for Selling Parties    85
35.    Agent for service for Purchasing Parties    85
36.    Place of performance    86
37.    Execution as a deed    86
SCHEDULES AND ATTACHMENTS
Schedule 1 (Merger control)
Schedule 2 (Completion arrangements)
Part A (Sellers’ obligations)
Part B (Purchasers’ obligations)
Part C (General)
Schedule 3 (Warranties)
Schedule 4 (Limitations on the Sellers’ liability)
Schedule 5 (Conduct of business before Completion)
Schedule 6 (Completion Accounts)
Part A (Preparation and determination of Completion Accounts; payment provisions)
Part B (Accounting policies, principles, practices, bases and methodologies)
Part C (Form of Combined Profit and Loss Account)

Part D (Form of Combined Balance Sheet)
Part E (Form of Working Capital Statement)
Part F (Form of Completion Statement)
Part G (Form of Receivables Purchase Price Statement)
Part H (Specific accounting policies)
Schedule 7 (Reorganisation)
Schedule 8 (Seller Letters of Credit, Guarantees and Credit Support)
Part A (Seller Letters of Credit)
Part B (Seller Guarantees)
Part C (Seller Credit Support)
Schedule 9 (List of Senior Employees)
Schedule 10 (Arrangements with the Retained Group)
Part A (Continuing Arrangements)
Part B (Terminating Arrangements)
Part C (Continuing IT Arrangements)
Schedule 11 (Retained Group Insurances)
Schedule 12 (RGHL Financing)
Schedule 13 (Material Subsidiaries)
Schedule 14 (Transitional Services)
Schedule 15 (Earn-out Accounts)
Schedule 16 (Purchaser Cash Requirements)
Attachment 1 (Basic information about the SIG Group)
Part A (Basic information about the Swiss Company)
Part B (Basic information about the US Company)
Part C (Basic information about the Swiss Subsidiaries)
Part D (Basic information about the US Subsidiaries)

Part E (Basic information about the Joint Ventures)
Attachment 2 (Listed Properties)
Part A (Freehold Properties)
Part B (Leasehold Properties)
Attachment 3 (Material trading)
Part A (List of Material Customer Contracts)
Part B (List of Material Supplier Contracts)
Attachment 4 (Receivables)
Attachment 5 (Pension Schemes)

AGREED FORM DOCUMENTS
Bidder Non-Disclosure Assignment Deed
Form of Director Resignation Letter
NZ Superannuation Agreement
Receivables Assignment Deeds
Tax Covenant

THIS DEED is made 23 November 2014
PARTIES:

1.
Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg société à responsabilité limitée, whose registered office is at 6C, Rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg (registered with the Register of Commerce and Companies of Luxembourg under number B128135) (the “Lux Seller”);

2.
Reynolds Group Holdings Inc., whose registered office is at CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801, United States and whose trading address is 1900 West Field Court, Lake Forest, Illinois 60045, United States (registered in Delaware with file number 4730684) (the “US Seller”);

3.	Reynolds Group Holdings Limited whose registered office is at Level 9, 148 Quay Street, Auckland 1010, New Zealand (registered in New Zealand with number 1812226) (the “Sellers’ Guarantor”);

4.
Onex Wizard Acquisition Company GmbH whose registered office is at c/o OBT AG, Rheinweg 9, 8200 Schaffhausen, Switzerland (registered in Switzerland with number CHE-462.423.334) (the “Swiss Purchaser”);

5.
Onex Wizard US Acquisition II Inc. whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States (registered in Delaware with file number 5630730) (the “US Purchaser”);

AND

6.
Onex Wizard Acquisition Company I S.à r.l., a Luxembourg société à responsabilité limitée, whose registered office is at 291 route d’Arlon, L-1150 Luxembourg (registered with the Register of Commerce and Companies of Luxembourg under number B191828) (the “Receivables Purchaser”).

BACKGROUND:

(A)
The Lux Seller has agreed to sell the Swiss Shares (as defined in this Agreement) and the Receivables (as defined in this Agreement), and the Swiss Purchaser has agreed to purchase and pay for the Swiss Shares and the Receivables Purchaser has agreed to purchase and pay for the Receivables, in each case on the terms and subject to the conditions of this Agreement.

(B)
The US Seller has agreed to sell the US Interests (as defined in this Agreement), and the US Purchaser has agreed to purchase and pay for the US Interests, in each case on the terms and subject to the conditions of this Agreement.

(C)	The Sellers’ Guarantor has agreed to guarantee the obligations of each of the Lux Seller and the US Seller under this Agreement and the other Transaction Documents (as defined in this Agreement).
THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and Attachments to it:

“2013 Accounts”
means those parts of the Accounts which constitute the audited combined carve-out financial statements of the SIG Group for the financial year ended 31 December 2013, comprising: (i) the carve-out statement of financial position as of 31 December 2013; (ii) the related carve-out statements of comprehensive income, changes in invested equity and cash flows for the year ended 31 December 2013; and (iii) the notes, including the accounting policies, applicable to such financial statements;

“2014 Accounting Policies”	means the policies to be applied in the preparation of the audited combined carve-out financial statements of the SIG Group for the financial year ending 31 December 2014;

“2014 Interim Accounts”
means those parts of the Interim Accounts which constitute the unaudited combined carve-out financial statements of the SIG Group for the three and nine month periods ended 30 September 2014, comprising: (i) the carve-out statement of financial position as 30 September 2014; (ii) the related carve-out statements of comprehensive income, changes in invested equity and cash flows for the three and nine month periods ended 30 September 2014; and (iii) the notes, including the accounting policies, applicable to such financial statements;

“2015 EBITDA”	means the Consolidated EBITDA for the Financial Year 2015;
“2016 EBITDA”	means the Consolidated EBITDA for the Financial Year 2016;
“401(k) Employees”	means all employees of the SIG Group who are participating in the Sellers’ Savings Plan immediately prior to the date of this Agreement;
“€” or “euros”	means the lawful currency of a participating member state of the European Union that has the euro as its lawful currency;
“Accounting Policies”	means the policies applied in preparing the 2013 Accounts;
“Accounts”	means the audited combined carve-out financial statements of the SIG Group for the financial year ended 31 December 2013, a copy of which is included at 2.1.1.1 of the Data Room;
“Adjusted Swiss Shares Purchase Price”	has the meaning given in sub-clause 5.2;
“Adjustment Amount”	means the amount which is equal to: the Working Capital Amount; plus the Net External Cash Balance; less the Income Tax Amount;
“Aggregate Completion Amount”	has the meaning given in sub-clause 6.2(G);
“Alternative Financing”	has the meaning given in sub-clause 4.6;
“Anti-corruption Laws”
means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, Laws that prohibit the corrupt payment, offer, promise, receipt, request or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee, person or commercial entity to obtain a business advantage;

“Banking Day”
means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England; New York City, New York, United States of America; Luxembourg, Grand Duchy of Luxembourg; and Zurich, Switzerland;

“Bidder Non-Disclosure Agreements”	means the non-disclosure agreements entered into between the Sellers’ Guarantor and various persons who expressed an interest in purchasing the US Interests, the Swiss Shares and the Receivables;
“Bidder Non-Disclosure Assignment Deed”	means the deed of assignment in the agreed form pursuant to which certain of the Sellers’ Guarantor’s rights under the Bidder Non-Disclosure Agreements will be assigned to the Receivables Purchaser;
“Books and Records”
has its common law meaning and includes, without limitation, all notices, correspondence, orders, enquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Borrowings”
means all outstanding borrowings and outstanding indebtedness in the nature of borrowings of any member of the SIG Group (excluding the Joint Ventures) for the payment or repayment of money, in each case, stated gross of any capitalised arrangement fees or unamortised debt issuance costs and including without limitation any loans, bank debit balances, bonds, notes, loan stock, debentures or other debt instruments, any overdraft or finance lease, any unpaid deferred consideration, obligations upon which interest is payable, indebtedness of any person secured by any mortgage, lien, pledge or other encumbrance on the shares or any asset of any member of the SIG Group (excluding the Joint Ventures) (except for any Permitted Encumbrances), obligations under letters of credit or similar instruments to the extent drawn and also interest on the foregoing items and any break fees, prepayment penalties or premiums, third party costs or expenses which may be incurred by any member of the SIG Group (excluding the Joint Ventures) in relation to the repayment or termination of any of the foregoing on the Completion Date but excluding (in each case): (i) ordinary trade credit; (ii) acceptances of trade bills in respect of purchases in the ordinary course of trading; (iii) any amount included in calculating the Receivables, Cash, the Debt-Like Items, the Income Tax Amount or the Working Capital Amount; and (iv) any amount owing from one member of the SIG Group (excluding the Joint Ventures) to another member of the SIG Group (excluding the Joint Ventures);

“Brazilian Security Release Documents”
means the documentation required to release any relevant member of the SIG Group or any assets of any relevant member of the SIG Group from any liens, pledges or other security interests granted under Brazilian Law in respect of the RGHL Financing;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England and Auckland, New Zealand;
“Calculation Date”	means 31 December in each Earn-out Period;
“Cash”
means:
any cash, bank deposits or cash equivalents owned by any member of the SIG Group (excluding the Joint Ventures) including, without limitation, cash at bank and in hand and liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities and interest accrued and unpaid on each of the foregoing but excluding the amount of any Trapped Cash;
all assets of any member of the SIG Group (excluding the Joint Ventures) represented by the marked to market value of any derivative instruments of the SIG Group (excluding the Joint Ventures), but excluding (in each case) any amount included in calculating the Receivables, Borrowings, the Debt-Like Items, or the Working Capital Amount;

“Chinese Reporting Obligations”	has the meaning given in sub-clause 14.5(A);
“Code”	means the U.S. Internal Revenue Code of 1986, as amended;
“Combined Balance Sheet”	means the combined balance sheet (as at the Effective Time) for the SIG Group in the form set out in Part D of Schedule 6.
“Combined Swiss Shares and Receivables Purchase Price”	has the meaning given in sub-clause 5.1(A);
“Committed Debt Financing”	has the meaning given in sub-clause 4.6;
“Completion”	means completion of the sale and purchase of the Shares and the Receivables under this Agreement;
“Completion Accounts”
has the meaning given in sub-paragraph 1.3(A) of Part A  (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts) or, if relevant, sub-paragraph 1.3(B)(i) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts) or sub-paragraph 1.4(B) of Part A of Schedule 6 (Completion Accounts);

“Completion Accounts Exchange Rate”
means the exchange rate applicable to any amount which is denominated in a non-euro currency, which shall be the average of the euro-equivalent bid and ask rates as published on the EURX= page by Thomson Reuters Eikon at 5.00 p.m. (London time) on the Completion Date, except that in respect of amounts denominated in the Costa Rican colón, the Brazilian real, the Hungarian forint, the Chilean peso or the Russian ruble, such amounts shall first be converted into US dollars using the exchange rate which, in the case of: (i) the Costa Rican colón shall be calculated by reference to the average of the buy and sell reference rates as published on the Banco Central de Costa Rica website; (ii) the Brazilian real shall be calculated by reference to the PTAX ask rate as published on the Banco Central do Brasil website; (iii) the Hungarian forint shall be calculated by reference to the official rate as published on The Central Bank of Hungary website; (iv) the Chilean peso shall be calculated by reference to the Observed Dollar rate as published on the Banco Central de Chile website; and (v) the Russian ruble shall be calculated by reference to the rate as published on The Central Bank of the Russian Federation website, in each case at 5.00 p.m. (London time) on the Completion Date, and then any such US dollar amount derived from such conversion shall be converted into euros using the average of the euro-equivalent bid and ask rates in respect of the US dollar as published on the EURX= page by Thomson Reuters Eikon at 5.00 p.m. (London time) on the Completion Date;

“Completion Date”
means:
(i)the twelfth Banking Day following the first day on which the Condition has been satisfied in accordance with this Agreement or such other date as the Sellers and the Purchasers may agree in writing; or
(ii)in the event that Completion is deferred by the Sellers’ Guarantor or, as the case may be, the Purchasers, pursuant to the terms of sub-clause 6.5(A) the date upon which Completion occurs;

“Completion Statement”	has the meaning given in sub-paragraph 1.1(A)(iii) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Condition”	has the meaning given in sub-clause 3.1;

“Consolidated EBITDA”
means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (i) consolidated net financial expense for such period; (ii) consolidated expense for Tax based on income, profits or capital for such period; (iii) all amounts attributable to depreciation and amortisation for such period; (iv) any non recurring fees, expenses or charges in connection with the consummation of the acquisition by the Purchasers of the Swiss Shares, the Receivables and the US Interests or any offering of equity interests or indebtedness (whether or not consummated); (v) Restructuring Costs; (vi) any decrease in Consolidated Net income for such period resulting from purchase accounting in connection with any acquisition including the acquisition by the Purchasers of the Swiss Shares, the Receivables and the US Interests; (vii) any write-down of capital, property, plant or equipment (other than for loss or destruction net of insurance proceeds received during such period) or any impairment of the business of the SIG Group or a material part thereof; (viii) any extraordinary charges (by virtue of their size or nature) and which are outside the ordinary course of the business of the SIG Group; (ix) any Non-Recurring Charges; (x) any commissions, discounts, yield and upfront and other fees or charges related to any receivables financing for such period, and any other amounts for such period comparable to or in the nature of interest under any receivables financing, and losses on dispositions of securitisation assets and related assets in connection with any receivables financing for such period; (xi) the aggregate amount of Management Fees recognised as an expense during such period by the SIG Group (excluding the Joint Ventures); (xii) any losses attributable to sales of assets outside the ordinary course of business of the SIG Group; (xiii) any unrealised loss resulting in such period from translation losses including those related to currency re-measurements of any borrowings and outstanding indebtedness in the nature of borrowings; (xiv) any losses attributable to the early extinguishment of borrowings and outstanding indebtedness in the nature of borrowings or the early extinguishment of derivative agreements; (xv) the Joint Venture Dividends; (xv) any expenses arising from equity allocated to directors or employees of the SIG Group; and (xvi) any unrealised losses attributable to foreign exchange and commodity derivatives; and
minus, without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any gains which are extraordinary (by virtue of their size or nature) and which are outside the ordinary course of the business of the SIG Group; (ii) all items of income which are of an abnormal and non-recurring nature (excluding any amounts in respect of business insurance loss referable to a loss in such period); (iii) any financial income of the SIG Group; (iv) any gains attributable to sales of assets outside the ordinary course of business of the SIG Group; (v) any unrealised gain resulting in such period from translation gains including those related to currency re-measurements of any borrowings and outstanding indebtedness in the nature of borrowings; (vi) any gains attributable to the early extinguishment of borrowings and outstanding indebtedness in the nature of borrowings or the early extinguishment of derivative agreements; (vii) the Joint Venture Income; and (viii) any unrealised gains attributable to foreign exchange and commodity derivatives;

“Consolidated Net Income”	means, for any period, the net income or loss of the SIG Group for such period determined on a consolidated basis in accordance with the 2014 Accounting Policies;
“Consolidated or Combined Return”
means any Tax return that is filed or required to be filed and that includes one or more members of the SIG Group (excluding the Joint Ventures), on the one hand, and one or more members of the Retained Group, on the other hand;

“Continuing Arrangements”	means the arrangements set out in Part A (Continuing Arrangements) of Schedule 10 (Arrangements with the Retained Group);
“Continuing IT Arrangements”	means the arrangements set out in Part C (Continuing IT Arrangements) of Schedule 10 (Arrangements with the Retained Group);
“Data Room”
means all of the documents made available by or on behalf of the Selling Parties to the Purchasers prior to the date of this Agreement in the “Project Wizard” and “R_Project Wizard” electronic exchanges hosted by Intralinks, Inc, as set out on the DVD- ROM(s) or hard drive(s) to be delivered by the Sellers to the Purchasers’ Solicitors pursuant to sub-clause 4.8;

“Debt Financing”	has the meaning given in sub-clause 4.6;

“Debt-Like Items”
means:
all liabilities of any member of the SIG Group (excluding the Joint Ventures) represented by the marked to market value of any derivative instruments of the SIG Group (excluding the Joint Ventures);
all liabilities with respect to accrued but unpaid dividends payable by a member of the SIG Group (excluding the Joint Ventures) to any person other than a member of the SIG Group;
any costs, fees and expenses (including any Taxes thereon) payable by a member of the SIG Group with respect to any repurchase, repayment, refinancing or replacement of the RGHL Financing (including cancellation and termination of the Seller Letters of Credit, Seller Guarantees and Seller Credit Support) or any other indebtedness of the Swiss Group, the US Group or the Retained Group or any ancillary matter or any new financing arrangements of the Retained Group, Swiss Group or US Group entered into before Completion, but excluding any costs, fees and expenses (and any Taxes thereon) incurred pursuant to clause 9.6 (Purchasers’ warranties and undertakings);
the sum of (a) the Net Pension Liabilities for the pension schemes of the SIG Group identified as being “defined benefit” schemes in Attachment 5 (Pension Schemes) and the Swiss Welfare Fund (but excluding the US Pension Plan and SIG Pensionskasse) and (b) the Swiss Plans Agreed Amount;
an amount equal to the sum of the accruals for (i) jubilee provisions related to the European region and group functions of the SIG Group (excluding the Joint Ventures); (ii) partial retirement plans related to the European region of the SIG Group (excluding the Joint Ventures); and (iii) the current portion of long service leave related to the Global Board Making operation, in each case as recorded in the line items “Defined benefits (jubilee plans, part time plans, etc.)” of COGNOS Account 2425 entitled “Accruals for overtime, bonuses etc.”;
the greater of (A) €23,098,000 less all costs, fees and expenses paid by members of the SIG Group during the period from 30 September 2014 to the Effective Time in connection with the Eurofit, Technology & Equipment and Lean Group Functions restructuring programmes and (B) zero;
a liability equal to the net of (A) the face value amount of any invoice discounting or factoring (whether with or without recourse) to which the then current receivables of any member of the SIG Group (excluding the Joint Ventures) have been subject to as at the Effective Time less (B) the “Purchase price retention” (COGNOS account number 1387) balance as at the Effective Time (being the amount of the discounted or factored receivables in (A) above that is receivable from the factor); and
the greater of (A) €1,000,000 less all costs, fees and expenses paid by members of the SIG Group prior to the Effective Time in connection with certain works to be undertaken at the Xinglong Avenue, Suzhou site in respect of the matter described in the first paragraph of the section regarding Xinglong Avenue in item 18.3 of the specific disclosures in the Disclosure Letter and (B) zero, but excluding (in each case) any amount included in calculating Cash, Borrowings, the Income Tax Amount or the Working Capital Amount;

“Disclosed”	means fairly disclosed with sufficient information to enable the Purchasers (acting in a reasonably diligent manner) to identify the nature and scope of the matter so disclosed;
“Disclosure”	means any fact, matter or circumstance which has been Disclosed to the Purchasers;
“Disclosure Letter”
means the letter dated the date of this Agreement written by the Sellers to the Purchasers for the purposes of sub-clause 10.1 and delivered to the Purchasers or the Purchasers’ Solicitors before the execution of this Agreement;

“Disputed Earn-out Items”	has the meaning given in Schedule 15 (Earn-out Accounts);
“Disputed Items”	has the meaning given in sub-paragraph 1.2(A) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Draft Completion Accounts”	has the meaning given in sub-paragraph 1.1(A) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Draft Earn-out Accounts”	has the meaning given in Schedule 15 (Earn-out Accounts);
“Draft Earn-out Statement”	has the meaning given in Schedule 15 (Earn-out Accounts);
“Earn-out Accounts”	means the audited financial statements of the SIG Group prepared for each Financial Year as agreed (or deemed to be agreed) or determined in accordance with Schedule 15 (Earn-out Accounts);
“Earn-out Consideration”	means the consideration payable in accordance with sub-clause 5.2(B) and Schedule 15 (Earn-out Accounts);
“Earn-out Expert”	has the meaning given in Schedule 15 (Earn-out Accounts);
“Earn-out Management Accounts”	means the monthly management accounts of the SIG Group for the Earn-out Period;
“Earn-out Notice”	has the meaning given in Schedule 15 (Earn-out Accounts);
“Earn-out Payment”	means any payment of Earn-out Consideration in respect of a given Financial Year;
“Earn-out Periods”	means the First Earn-out Period and the Second Earn-out Period;
“Earn-out Statement”
means the statement prepared for each Financial Year of the amount of Earn-out Consideration payable to the Lux Seller as agreed (or deemed to be agreed) or determined in accordance with Schedule 15 (Earn-out Accounts);

“Effective Time”	means the close of business on the Completion Date;
“EHS Laws”	has the meaning given in sub-paragraph 18.1 of Schedule 3 (Warranties);
“EHS Matters”	has the meaning given in sub-paragraph 18.1 of Schedule 3 (Warranties);
“EHS Permits”	has the meaning given in sub-paragraph 18.1 of Schedule 3 (Warranties);
“EHS Warranties”	means the Warranties set out in paragraph 18 (The Environment, health and safety) of Schedule 3 (Warranties) and “EHS Warranty” shall be construed accordingly;
“Environment”	has the meaning given in sub-paragraph 18.1 of Schedule 3 (Warranties);
“ERISA”	means the Employee Retirement Income Security Act of 1974 as amended;
“Estimated Adjustment Amount”	means the amount which is equal to: the Estimated Working Capital Amount; plus the Estimated Net External Cash Balance; less the Estimated Income Tax Amount;

“Estimated External Cash Value”	means the amount of the External Cash Value as estimated by the Sellers’ Guarantor in good faith;
“Estimated External Debt Value”	means the amount of the External Debt Value as estimated by the Sellers’ Guarantor in good faith;
“Estimated Income Tax Amount”	means the amount of the Income Tax Amount as estimated by the Sellers’ Guarantor in good faith;
“Estimated Net External Cash Balance”	means the amount of the Net External Cash Balance as estimated by the Sellers’ Guarantor in good faith;
“Estimated Receivables Purchase Price”	means the amount of the Receivables Purchase Price as estimated by the Sellers’ Guarantor in good faith;
“Estimated Working Capital Amount”	means the amount of the Working Capital Amount as estimated by the Sellers’ Guarantor in good faith;
“Euro Completion Payment”	has the meaning given in sub-clause 6.2(H);
“Euro US Interests Purchase Price”	means the US Interests Purchase Price converted to euros using the Reference Rate;
“Exchange Rate”
means, in relation to a particular currency on a specified date, the Reuters mid-rate for the conversion of that particular currency into euros at 9.00 a.m. (London, England time) on that specified date;

“Excluded Tax on Trapped Cash or Unremitted Earnings”
means any Tax payable by the SIG Group (excluding the Joint Ventures) after Completion as a consequence of or by reference to:
(i)the remittance of earnings of any member of the SIG Group (excluding the Joint Ventures) which are not represented by cash and which have not, as at Completion, been remitted;
(ii)the remittance of earnings of any of the Joint Ventures; or
(iii)the remittance of any Trapped Cash;

“Excluded Taxes”	has the meaning given in sub-clause 27.2;
“Expert”	has the meaning given in sub-paragraph 1.3(B)(ii) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Export Control Laws”
means such export control Laws as are administered or enforced by the U.S. Government, the European Union, or other export control authority with jurisdiction over the relevant SIG Group entity, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the European Union Dual Use Regulation (Council Regulation EC 428/2009 (as amended));

“External Cash Value”	means the aggregate of the amounts of Cash and the JV Cash Shortfall (if any), as at the Effective Time;
“External Debt Value”	means the aggregate of the amounts of Borrowings and the Debt-Like Items and the JV Cash Excess (if any), as at the Effective Time;
“Financial Year”	means the Financial Year 2015 and the Financial Year 2016 (as applicable);
“Financial Year 2015”	means the year ending 31 December 2015;
“Financial Year 2016”	means the year ending 31 December 2016;
“Financing Agreements”	has the meaning given in sub-clause 9.3;
“Financing Sources”
means the entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated by this Agreement and their respective group undertakings, including the parties to the Financing Agreements and any joinder agreements or credit agreements relating thereto;

“First Earn-out Period”	means the period from (and including) 1 January 2015 to (and including) 31 December 2015;
“Fiscal Year”	has the meaning given in sub-clause 14.2(B);

“Forecast”
means together:
(i) the financial model for the SIG Group, along with the supporting documentation in relation thereto (contained in the Excel workbook titled “Project Wizard Projection Model / September 2014”), sent by email from the Sellers’ Solicitors to the Purchasers’ Solicitors at 2.38 a.m. (London time) on 23 November 2014; and
(ii)the projections in respect of the SIG-Obeikan JVs (contained in the presentation titled “CBOB - Growth Stratgey” dated October 2014), a copy of which is included at 15.4 of the Data Room;

“Fundamental Warranties”
means those Warranties contained in paragraph 1 (The Shares, the Material Subsidiaries and the Receivables), paragraph 2 (Capacity of the Sellers) and sub-paragraph 3.1 (Group structure and corporate matters) of Schedule 3 (Warranties);

“German Security Release Documents”
means the documentation required to release SIG Combibloc GmbH from land charges in the amounts of €90,000,000 and €10,000,000 relating to sites in Linnich and Wittenberg, Germany, respectively, and granted in favour of The Bank of New York Mellon in respect of the RGHL Financing;

“Government Entity”
means any regional, provincial, national, supranational, federal, state, county, municipal, or local government or other governmental authority or governmental or regulatory department, agency or other division;

“GST”	means goods and services Tax;
“Hazardous Material”	has the meaning given in sub-paragraph 18.1 of Schedule 3 (Warranties);
“IASB”	means the International Accounting Standards Board;
“IFRS”
means the body of pronouncements issued or adopted by the IASB, including International Financial Reporting Standards and associated interpretations issued by the IASB and International Accounting Standards and associated interpretations adopted by the IASB;

“Income Tax Amount”
means an amount equal to current tax liabilities (including Tax on Unremitted Earnings, but excluding Excluded Tax on Trapped Cash or Unremitted Earnings) less current tax assets, in each case as presented in the Combined Balance Sheet;

“Information Technology”	means computer hardware, software and networks;
“Insurance Policies”	has the meaning given in sub-paragraph 9.1 of Schedule 3 (Warranties);
“Intellectual Property”
means patents, trade marks, rights in designs, copyrights and database rights, confidential information and know-how, trade secrets (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Interest Date”	has the meaning given in Schedule 15 (Earn-out Accounts);
“Interest Rate”
means the three month Euro London Interbank Offered Rate, as disseminated by Intercontinental Exchange from time to time and reflected on the appropriate Reuters page, calculated daily in arrears and based on a 365 day year, save that if Intercontinental Exchange ceases to disseminate any such rate, the Sellers and the Purchasers shall, acting reasonably, agree the appropriate replacement entity disseminating such rate, or such other appropriate rate as the Purchasers and the Sellers may agree from time to time;

“Interim Accounts”
means the interim unaudited combined carve-out financial statements for the SIG Group for the three and nine month periods ended 30 September 2014 and 30 September 2013, a copy of which is included at 2.1.3.1 of the Data Room;

“Investigative Works”	means intrusive investigation, sampling and monitoring works relating to Hazardous Material in the Environment;

“Joint Venture Dividends”	means, for each Financial Year, the higher of: 75% of the Joint Venture Income; and the sum of the dividends received by members of the SIG Group (excluding the Joint Ventures) from the Joint Ventures;
“Joint Venture Income”	means, for each Financial Year, the share of equity accounted income that is attributable to the Joint Ventures and is included as part of the Consolidated Net Income;
“Joint Ventures”	means the entities listed in Part E (Basic information about the Joint Venture) of Attachment 1 (Basic information about the SIG Group;
“JV Cash Amount”
means the amount equal to:
(i)the aggregate cash value of all cash dividends, reductions of capital or other distributions paid by any SIG-Obeikan JV to any member of the SIG Group; less
(ii)the aggregate cash value of all share subscription amounts or other capital contributions paid by, or otherwise made by, any member of the SIG Group to any SIG-Obeikan JV, in each case during the period from (but excluding) 30 September 2014 to (but excluding) Completion;

“JV Cash Excess”	means the amount by which the JV Cash Amount exceeds the JV Cash Reference Amount;
“JV Cash Reference Amount”
means the sum of €6,770,000 and either:
(i)if Completion occurs on or before 31 December 2014, €0; or
(ii)if Completion does not occur on or before 31 December 2014, €1,000,000 for each complete calendar month (plus a pro rata portion of €1,000,000 for any part calendar month) between 31 December 2014 and Completion;

“JV Cash Shortfall”	means the amount by which the JV Cash Amount is less than the JV Cash Reference Amount;
“Laws”
means all applicable:
legislation, statutes, regulations, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law;
treaties and other agreements between states, or between states and the European Union or other supranational bodies;
 rules of common law;
civil codes; and
other laws of, or having effect in, any jurisdiction;

“Listed Property”	means the Properties referred to in Attachment 2 (Listed Properties);
“Long Stop Date”	means 23 May 2015;
“Management”	has the meaning given in sub-clause 4.6(A);

“Management Accounts”
means the unaudited balance sheets and income statements of the SIG Group contained in the section headed “Financial Statements” in the SIG Group’s “SIG Combibloc CE reports” for the period from 1 January 2014 to 31 October 2014 as provided in the Data Room in folder 2.9.16;

“Management Fees”
means any management, directors’, consulting, monitoring or advisory fees payable to (i) the Purchaser’s Group, (ii) Onex Corporation, (iii) any funds advised by a subsidiary undertaking of Onex Corporation, (iv) any fund adviser to such funds and (iv) any subsidiary undertakings of any of the persons referred to in (ii)-(iv) but excluding any portfolio or investee companies of any of the persons referred to in (ii)-(iv) (including the SIG Group);

“Marketing Period”
means a period of 15 consecutive Business Days prior to the Completion Date throughout which the Purchasers shall have the Required Financing Information, during which period such information shall have remained compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act; PROVIDED, HOWEVER, that the Marketing Period shall not be deemed to have commenced if: (i) prior to the completion of the Marketing Period, the Sellers' Accountants shall have withdrawn its audit opinion with respect to the audited financial statements forming part of the Required Financing Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by such auditors or another independent public accounting firm reasonably acceptable to the Purchasers; or (ii) the financial statements included in the Required Financing Information that are available to the Purchasers on the first day of the Marketing Period would not be sufficiently current on any day during the Marketing Period to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until receipt by the Purchasers of updated Required Financing Information that would be required under Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 15 consecutive Business Day period; PROVIDED that the Marketing Period shall end on or prior to 19 December 2014, or if such period has not ended on or prior to 19 December 2014, then such period shall begin on or after 5 January 2015; PROVIDED FURTHER that for the purposes of this definition neither 27 November 2014 nor 28 November 2014 shall be considered a Business Day; PROVIDED FURTHER that the Marketing Period shall end on any earlier date on which the Debt Financing (as contemplated by the Financing Agreements) is funded whether into escrow or otherwise;

“Material Contracts”
means:
(i)each Material Customer Contract;
(ii)each Material Supplier Contract; and
(iii)each contract entered into by any member of the SIG Group (excluding the Joint Ventures) which both: (a) is outside the ordinary course of business of the SIG Group; and (b) involves aggregate consideration payable by the relevant member of the SIG Group in excess of €2,500,000 in any year;

“Material Customer Contracts”	means the contracts listed in Part A (List of Material Customer Contracts) of Attachment 3 (Material Trading);
“Material Subsidiaries”	means the members of the SIG Group listed in Schedule 13 (Material Subsidiaries);
“Material Supplier Contracts”	means the contracts listed in Part B (List of Material Supplier Contracts) of Attachment 3 (Material Trading);
“Net External Cash Balance”	means the External Cash Value less the External Debt Value, which may be a positive or a negative amount;
“Net External Cash Excess”	means the amount by which the Net External Cash Balance is greater than zero;
“Net External Cash Shortfall”	means the amount by which the Net External Cash Balance is less than zero;

“Net Pension Liabilities”
means in respect of a defined benefit pension scheme or the Swiss Welfare Fund, the value of that scheme’s or fund’s liabilities less the value of that scheme’s or fund’s assets, in each case as calculated in accordance with the Accounting Policies. If the assets of a particular scheme or fund exceed the value of its liabilities, then the Net Pension Liabilities of that scheme or fund should be expressed as a negative number;

“Non-Recurring Charges”	means, in respect of any Earn-out Period, charges which are of an abnormal and non-recurring nature;
“Notice”	has the meaning given in sub-paragraph 1.2(A) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“NZ Superannuation Agreement”
means the agreement in the agreed form between the Sellers’ Guarantor, the Swiss Purchaser, Carter Holt Harvey Limited and Whakatane Mill Limited and governing the terms of the superannuation arrangements which will be applicable to the employees of Whakatane Mill Limited following Completion;

“Ordinary Course Encumbrance”
means any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation or other security interest of any kind:
(i) arising in the ordinary course of trading of the SIG Group;
(ii)arising by operation of Law;
(iii)arising under sales contracts with title retention provisions or equipment leases with third parties; or
(iv)for accrued and unpaid Taxes or other similar charges not yet due and payable to a Governmental Entity or a Tax Authority;

“Payment”	has the meaning given in sub-clause 1.2(L);
“Payment Obligation”	has the meaning given in sub-clause 1.2(L);
“Pay-off SIG Group Financing”
means:
(i)those Borrowings of the SIG Group (excluding the Joint Ventures) as at the Completion Date under (a) the SIG Group’s China working capital facility (as referred to in 13.9.1 of the Data Room) and (b) finance leases, but in each case only if the Swiss Purchaser notifies the Sellers’ Guarantor in writing no later than 30 Business Days following the date of this Agreement that the Purchasers do not wish such Borrowings to remain in place following Completion; and
(ii)any other Borrowings of the SIG Group (excluding the Joint Ventures) as at the Completion Date which are not supported by any guarantee, indemnity, security or other credit support provided under the RGHL Financing (and for that purpose ignoring any replacement under sub-clause 9.6 of such guarantees, indemnities, security or credit support);

“Pension Schemes”	means those pension schemes listed in Attachment 5 (Pension Schemes);
“Permitted Capital Expenditure”	means any capital expenditure contemplated by the capital expenditure plan of the SIG Group as described in the document at 2.3.2.2 of the Data Room;

“Permitted Encumbrance”
means any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, or other security interest of any kind relating to:
(i)the RGHL Financing; or
(ii)any new financing arrangements for the Swiss Group, the US Group or the Retained Group permitted to be incurred hereunder before the Completion Date, in each case to be released pursuant to the Security Release Documents;

“Post-Completion Transaction Expense”	means each Transaction Expense that remains unpaid immediately prior to Completion that is payable by any member of the SIG Group at or after Completion;
“Pre-Completion Insurance Claim”	has the meaning given in sub-clause 13.2;
“Proceedings”
means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;
“Public Official”
means any officer or employee of, or any person acting in an official capacity or as agent for: (i) any Government Entity; (ii) any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government; (iii) any agency, division, bureau, department, or other political subdivision of any government, entity, or organisation described in the foregoing sub-clauses (i) or (ii) of this definition; (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organisation, or other person described in the foregoing sub-clauses (i), (ii) or (iii) of this definition; or (v) any political party;

“Purchaser Adjustment Amount”
means the amount which is equal to:
the Swiss Purchaser’s calculation of the Working Capital Amount; plus the Swiss Purchaser’s calculation of the Net External Cash Balance; less the Swiss Purchaser’s calculation of the Income Tax Amount,
in each case as specified in the Draft Completion Accounts;

“Purchaser Cash Requirements”	means the minimum cash requirements for certain regions or jurisdictions set out in Schedule 16 (Purchaser Cash Requirements);
“Purchasers’ Accountants”	has the meaning given in sub-paragraph 1.1(A) of Part A of Schedule 6 (Completion Accounts);
“Purchasers’ Group”
means: (i) the Purchasers; (ii) any person Controlled by a Purchaser; (iii) any person who has Control over a Purchaser; and (iv) any other person who is Controlled by a person having Control over a Purchaser, and from Completion shall include the SIG Group (excluding the Joint Ventures);

“Purchaser’s Savings Plan”	has the meaning given in sub-clause 19.2;
“Purchasers’ Solicitors”	means Latham & Watkins (London) LLP of 99 Bishopsgate, London EC2M 3XF;
“Purchasing Parties” or “Purchasers”	means the Swiss Purchaser, the US Purchaser and the Receivables Purchaser, and “Purchasing Party” and “Purchaser” shall be construed accordingly;
“Receivables”
means each and every amount (including both principal and interest) owed by members of the Swiss Group to the Lux Seller pursuant to the terms of the intra-group loan agreements listed in Attachment 4 (Receivables), each as disclosed in the Data Room;

“Receivables Assignment Deeds”
means the deeds of assignment in the agreed form pursuant to which the Receivables are to be assigned by the Lux Seller to the Receivables Purchaser and “Receivables Assignment Deed” shall be construed accordingly;

“Receivables Purchase Price”	has the meaning given in sub-clause 5.3;
“Receivables Purchase Price Excess”	has the meaning given in paragraph 3 of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Receivables Purchase Price Shortfall”	has the meaning given in paragraph 3 of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Receivables Purchase Price Statement”	has the meaning given in sub-paragraph 1.1(A)(iv) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts);
“Reference Rate”	means the euro foreign exchange reference rate for US dollars displayed on the European Central Bank’s website at 3.30 p.m. (Central European Time) on 24 November 2014;
“Regulatory Authority”	has the meaning given in sub-clause 3.2(A);
“Relevant Jurisdictions”
means Switzerland, Germany, Austria, the United Kingdom, Thailand, New Zealand, the United States, Mexico, the Czech Republic, France, Hungary, Italy, the Netherlands, Poland, Spain, Sweden, China, Korea, Vietnam, Brazil, Chile, Russia (to the extent that the aggregate value of the cash or cash equivalents held by SIG Group members in Russia are less than or equal to €500,000) or Indonesia (to the extent that the aggregate value of the cash or cash equivalents held by SIG Group members in Indonesia are less than or equal to €900,000);

“Reorganisation”	means the pre-sale restructurings of the SIG Group as described in Schedule 7 (Reorganisation);
“Reorganisation Documents”	means those documents required to be executed by a member of the SIG Group in order to effect the Reorganisation as disclosed in the Data Room or annexed to the Disclosure Letter;
“Reorg Companies”	means the companies transferred pursuant to the Reorganisation;
“Required Financing Information”
means (i) all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-09, 3-10 or 3-16 of Regulation S-X) for registered offerings of debt securities, and of the type and form customarily included in private placements under Rule 144A and/or Regulation S of the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes (collectively, “Notes”) (including pro forma financial information for historical periods) and (ii) such other financial statements and financial and other data included in an offering memorandum suitable for use in a customary (for high yield debt securities) “high yield road show” relating to the offering of Notes, including discussion of the SIG Group, financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda used in Rule 144A and/or Regulation S private placements and in form and substance necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in the foregoing sub-paragraph (i) (including customary “negative assurance” comfort) from the Sellers’ Accountants, it being agreed that the financial statements and other financial data referred to in this definition shall not be required to cover any period prior to the three most recent audited fiscal years before the start of the Marketing Period;

“Restricted Activity”	has the meaning given in sub-clause 11.1(B);
“Retained Group”
means:
(i)the Sellers;
(ii)any person Controlled by a Seller;
(iii)any person who has Control over a Seller; and
(iv)any other person who is Controlled by a person having Control over a Seller, but excluding in each case the members of the SIG Group;

“Retained Group Insurances”	has the meaning given in sub-clause 13.1;
“Retained Group Occurrence Policy”	has the meaning given in sub-clause 13.2;
“Restructuring Costs”
means, in respect of any Earn-out Period:
the aggregate amount of all restructuring charges or expenses incurred by the SIG Group during that period (which, for the avoidance of doubt shall include site closure charges and expenses, excess pension costs increased as a result of headcount reductions and severance or relocation costs; less the amount of any costs savings directly attributable to such restructurings in that Earn-out Period (but excluding, for the purposes of this sub-paragraph (ii), any cost savings achieved as a result of any restructurings contemplated by the Forecast), provided that the amount of the Restructuring Costs shall not be less than zero;

“RGHL Financing”	means the financing arrangements described in Schedule 12 (RGHL Financing);
“Sanctioned Person”
means: (a) any person listed in any Sanctions Laws-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (including the designation as a “specially designated national” or “blocked person”), the U.S. Department of State or by the United Nations Security Council or the European Union or any EU member state; and (b) any person owned by any such person or persons;

“Sanctions Laws”
means the Laws administered or enforced by the U.S. Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, Canada, the European Union and the United Kingdom;

“SEC”	means the United States Securities and Exchange Commission;
“Second Earn-out Period”	means the period from (and including) 1 January 2016 to (and including) 31 December 2016;
“Securities Act”	means the United States’ Securities Act of 1933, as amended;

“Security Release Documents”
means all documentation required to release, subject to the Purchasers’ compliance with Part B (Purchasers’ obligations) of Schedule 2 (Completion arrangements), the Shares, the Receivables, any relevant member of the SIG Group, the shares (or equivalent ownership interest) in any relevant member of the SIG Group or the assets of any relevant member of the SIG Group from:
(i)any and all of its obligations (including without limitation, any guarantee obligations) and any and all mortgages, charges, pledges, liens, hypothecation, encumbrances or other security interests, pursuant to and/or in respect of:
(a)the terms of the RGHL Financing;
(b)any Pay-off SIG Group Financing; or
(c)any new financing arrangements for the Swiss Group, the US Group or the Retained Group permitted to be incurred before Completion under the terms of this Agreement;
(ii)in the case of the Shares and the Receivables, any other mortgages, charges, pledges, liens, hypothecation, encumbrances or other security interests to which the Shares or the Receivables are subject; or
(iii)any obligation or liability of the Retained Group;

“Seller Adjustment Amount”
means the amount which is equal to:
the Sellers’ Guarantor’s calculation of the Working Capital Amount; plus the Sellers’ Guarantor’s calculation of the Net External Cash Balance; less the Sellers’ Guarantor’s calculation of the Income Tax Amount, in each case as specified in the Notice;

“Seller Credit Support”	has the meaning given in sub-clause 9.6(C);
“Seller Guarantees”	has the meaning given in sub-clause 9.6(B);
“Seller Letters of Credit”	has the meaning given in sub-clause 9.6(A);
“Seller Payment Obligations”	means the Sellers’ obligations pursuant to clause 18 (Specific payment obligations);
“Sellers”	means the Lux Seller and the US Seller, and “Seller” shall be construed accordingly;
“Sellers’ Accountants”	means PricewaterhouseCoopers LLP;
“Sellers’ Marks”	means any name, logo or trade mark comprising the words “Reynolds” or “Reynolds Group Holdings Limited”, or derivatives thereof, that is owned by any member of the Retained Group;
“Sellers’ Savings Plan”	has the meaning given in sub-clause 19.1;
“Sellers’ Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;
“Selling Parties”	means the Lux Seller, the US Seller and the Sellers’ Guarantor, and “Selling Party” shall be construed accordingly;

“Senior Employee”	means those employees listed in Schedule 9 (List of Senior Employees);
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Shares”	means the Swiss Shares and the US Interests;
“SIG Group”	means the Swiss Group, the US Group and the Joint Ventures;
“SIG Guarantees”	has the meaning given in sub-clause 9.7(A);
“SIG Management Company”	has the meaning given in Schedule 15 (Earn-out Accounts);
“SIG-Obeikan JVs”	means SIG Combibloc Obeikan Company Limited and SIG Combibloc Obeikan FZCO;
“SIG Transaction Costs”
means the aggregate amount of all fees and expenses of legal counsel, investment bankers, accountants and other advisers and all bonuses (together with any Tax payable by any member of the SIG Group in respect of such bonuses which is not withheld or deducted from the bonus payment) and other payment obligations which are incurred by any member of the SIG Group prior to Completion in connection with this Agreement and the transfers of the Shares and the Receivables and the other transactions contemplated hereby and which remain unpaid as at the Effective Time, but excluding (in each case) (i) any amount included in calculating Borrowings, Cash, the Debt-Like Items, the Income Tax Amount or the Working Capital Amount; and (ii) any amount which is paid or to be paid by a Seller or a member of the SIG Group pursuant to clause 18.2 (Specific payment obligations), sub-clauses 27.1 to 27.3 (inclusive) or the Transaction Expenses Letter;

“Swiss Company”	means SIG Combibloc Group AG, basic information about which is set out in Part A (Basic information about the Swiss Company) of Attachment 1 (Basic information about the SIG Group);
“Swiss Group”	means the Swiss Company and each Swiss Subsidiary;
“Swiss Plans Agreed Amount”	means €13,600,000;
“Swiss Shares”	means the 6,321,900 registered shares with a nominal value of CHF6 each of the Swiss Company;
“Swiss Subsidiary”
means at any relevant time any person Controlled by the Swiss Company, basic information concerning each Swiss Subsidiary as at the date of this Agreement being set out in Part C (Basic information about the Swiss Subsidiaries) of Attachment 1 (Basic information about the SIG Group);

“Swiss Welfare Fund”	means the SIG Wohlfahrtsfonds welfare fund which was incorporated on 27 June 1949;
“Tax”	has the meaning given to that expression in the Tax Covenant;
“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, assess, levy, administer or collect, any Tax;
“Tax Covenant”	means the tax covenant in the agreed form;
“Tax on Unremitted Earnings”
means any Tax payable by any member of the SIG Group after Completion as a consequence of or by reference to the remittance of earnings of any member of the SIG Group, which have not, as at Completion, been remitted, but excluding Excluded Tax on Trapped Cash or Unremitted Earnings;

“Tax Warranties”	means the Warranties set out in paragraph 22 (Tax) of Schedule 3 (Warranties) and “Tax Warranty” shall be construed accordingly;
“Third Party”	has the meaning given in sub-clause 30.1;
“Third Party Rights Provisions”	has the meaning given in sub-clause 30.1;
“Transaction Documents”
means this Agreement, the Tax Covenant, the Disclosure Letter, the Transaction Expenses Letter, the Receivables Assignment Deeds, the NZ Superannuation Agreement, the Bidder Non-Disclosure Assignment Deed, the Updated Disclosure Letter and any other agreements entered into pursuant to this Agreement;

“Transaction Expense”
means each transaction-related expense (together with any Tax payable by a member of the SIG Group in respect of such expenses which is not withheld or deducted from the payment of such expenses) payable by members of the SIG Group as described in the Transaction Expenses Letter;

“Transaction Expenses Letter”
means the side letter entered into on or around the date of this Agreement between the Sellers’ Guarantor and the Purchasers detailing certain payments to be made by members of the SIG Group in connection with the transactions contemplated by this Agreement;

“Trapped Cash”
means any cash or cash equivalents owned by the SIG Group (excluding the Joint Ventures) which are not capable of being lawfully distributed, loaned or released by such member of the SIG Group (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable) from the jurisdiction in which it is situated within a period of 60 days from Completion, but excluding, in all cases, any cash or cash equivalents held in any Relevant Jurisdiction;

“Updated Disclosure Letter”	means the letter delivered by the Sellers to the Purchasers pursuant to sub-clause 10.6 for the purposes of sub-clause 10.1;
“Updated Disclosure Warranties”	means the Warranties in sub-paragraphs 6.2, 6.3, 6.4, 6.6, 6.8, 9.3, 12.3, 16.1, 16.3, 17.1, 18.5, 19.1, 19.7, 19.8 and 20.1 of Schedule 3 (Warranties);
“US$ Completion Payment”	has the meaning given in sub-clause 6.2(I);
“US Company”	means SIG Holding USA, LLC, basic information about which is set out in Part B (Basic information about the US Company) of Attachment 1 (Basic information about the SIG Group);
“US Group”	means the US Company and each US Subsidiary;
“US Interests”	means all the outstanding limited liability company interests of the US Company;
“US Interests Purchase Price”	has the meaning given in sub-clause 5.1(B);
“US Pension Plan”	has the meaning given in sub-clause 19.5;
“US Subsidiary”
means at any relevant time any person Controlled by the US Company, basic information concerning each US Subsidiary as at the date of this Agreement being set out in Part D (Basic information about the US Subsidiaries) of Attachment 1 (Basic information about the SIG Group);

“US Transfer Notice”	has the meaning given in sub-paragraph 1(D) of Part A (Sellers’ obligations) of Schedule 2 (Completion arrangements);
“VAT”
means:
(i)any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(ii)any other Tax of a similar nature including, without limitation, GST;

“Warranties”	means the warranties set out in Schedule 3 (Warranties) and “Warranty” shall be construed accordingly;
“Warranty Claim”	means any claim by a Purchaser for breach of any of the Warranties;
“Waste”	has the meaning given in sub-paragraph 18.1 of Schedule 3 (Warranties);
“Working Capital Amount”	means the working capital of the SIG Group (excluding the Joint Ventures) as at the Effective Time, as shown in the Working Capital Statement;
“Working Capital Excess”	means the amount by which the Working Capital Amount is greater than the Working Capital Reference Amount;
“Working Capital Reference Amount”	means €168,682,000 as shown in Part E (Form of Working Capital Statement) of Schedule 6 (Completion Accounts);

“Working Capital Shortfall”	means the amount by which the Working Capital Amount is less than the Working Capital Reference Amount;
“Working Capital Statement”	has the meaning given in sub-paragraph 1.1(A)(ii) of Part A (Preparation and determination of Completion Accounts; payment provisions) of Schedule 6 (Completion Accounts); and
“Working Hours”	means 8.00 a.m. to 6.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)
references to any document in the “agreed form” means that document in a form agreed by the Purchasers and the Sellers and initialled for the purposes of identification by the Purchasers’ Solicitors on behalf of the Purchasers and the Sellers’ Solicitors on behalf of the Sellers;

(C)
use of any gender includes the other genders and, unless the context otherwise requires, references to a “party” means a party to this Agreement and, following a permitted assignment, includes a party’s relevant assign(s);

(D)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of any party under this Agreement;

(E)	references to a “body corporate” do not include partnerships that, whether or not having a separate legal personality, are not regarded as a body corporate under the Law by which they are governed;

(F)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(G)
references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(H)
“Control” of a person means the power, directly or indirectly: (a) to vote more than 50 per cent. of the shares having ordinary voting power of that person; (b) to appoint or remove more than 50 per cent. of the directors (or persons performing similar functions) of such person; or (c) to direct or cause, unilaterally, the direction of the management and policies of such person, in each case whether by contract or otherwise, and “Controls” and “Controlled” will be interpreted accordingly;

(I)	any reference to a “day” (including the phrases “Business Day” and “Banking Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)	references to times are to London time;

(K)	references to the “close of business” of any particular economic activity on a particular date shall mean the close of business on that date in the time zone in which that economic activity occurs;

(L)
any indemnity (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment being subject to Tax in the hands of the recipient of the Payment; and

(iii)
the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred and, for the avoidance of doubt, sub-paragraph 5.3 of Schedule 4 shall not apply in respect of any such indemnity;

(M)
references to “costs” and/or “fees” and/or “expenses” and/or “liabilities” (or similar phrases or expressions) incurred by a person shall not include any amount in respect of VAT comprised in the same for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to recover or credit as input tax;

(N)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(O)	references to the knowledge, belief or awareness of the Sellers or of either Seller (or similar phrases) shall be limited to the actual knowledge of the following individuals:

(i)	Tom Degnan (Chief Executive Officer, Reynolds Group Holdings Limited);

(ii)	Allen Hugli (Chief Financial Officer, Reynolds Group Holdings Limited);

(iii)	Joseph Doyle (Group General Counsel, Reynolds Group Holdings Limited);

(iv)	Greg Cole (Head of M&A, Rank Group Limited);

(v)	Helen Golding (Group General Counsel, Rank Group Limited); and

(vi)	Rolf Stangl (Chief Executive Officer, SIG Group),
having made reasonable enquiry of:

(i)	Marco Haussener (Chief Financial Officer, SIG Group);

(ii)	Daniel Petitpierre (Head of Group Legal and Compliance, SIG Group);

(iii)	Markus Johannes Boehm (Chief Marketing Officer, SIG Group);

(iv)	Lawrence Fok (President & General Manager, Asia Pacific, SIG Group);

(v)	Samuel Sigrist (President & General Manager, Europe, SIG Group);

(vi)	Ricardo Rodriguez (Director & General Manager, South America);

(vii)	Rodrigo Steinvorth (Head of Supply Chain, SIG Combibloc)); and

(viii)	Joachim Ernst (Head of Operations, SIG Group);

(P)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(Q)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(R)
the Schedules and Attachments (but not the Tax Covenant) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

2.	Sale and purchase

2.1
The Lux Seller shall sell, and the Swiss Purchaser shall purchase, the Swiss Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

2.2
The Lux Seller shall sell (and assign), and the Receivables Purchaser shall purchase (and accept an assignment of), the Receivables free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

2.3
The US Seller shall sell, and the US Purchaser shall purchase, the US Interests free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

3.	Condition precedent

3.1
The sale and purchase of the Swiss Shares, the Receivables and the US Interests pursuant to this Agreement are in all respects conditional upon the receipt of evidence that, if required, all filings have been made and all the waiting periods have expired or been terminated or all approvals have been obtained in relation to the transactions contemplated by this Agreement pursuant to the merger control Laws identified in Schedule 1 (Merger control) (the “Condition”).

3.2
Each Purchaser shall use its best endeavours to fulfil or procure the fulfilment of the Condition as soon as possible and in any event before the Long Stop Date and will promptly notify the Sellers’ Guarantor of the satisfaction of the Condition. Without prejudice to the generality of the foregoing:

A.
each Purchaser shall take and/or permit all actions (including prior to Completion) that are necessary or reasonably advisable or as may be required by any governmental, competition, or regulatory body or other person whose express or implicit approval is required to fulfil the Condition (a “Regulatory Authority”) in order to give effect expeditiously to the transactions contemplated by this Agreement, including negotiating, committing to and effecting by consent, decree, hold separate orders, or otherwise, the sale, divesture or disposition of any assets, properties or businesses of the Purchasers or any assets, properties or businesses of the SIG Group; and

B.
the Purchasers shall not be able to refuse to proceed to Completion on the basis that a Regulatory Authority has approved the transactions contemplated by this Agreement subject to the acceptance or implementation of such conditions and/or commitments and/or actions by the Purchasers.

3.3
The Sellers’ Guarantor undertakes to disclose in writing to the Purchasers, and each Purchaser undertakes to disclose in writing to the Sellers’ Guarantor, any thing or circumstance which will or may prevent the Condition from being satisfied on or prior to the Long Stop Date promptly after such thing or circumstance comes to its attention. Without prejudice to the generality of the foregoing, each Purchaser undertakes to disclose promptly to the Sellers’ Guarantor, and the Sellers’ Guarantor undertakes to disclose promptly to the Purchasers, any indication that any Regulatory Authority may intend to withhold its approval of, or raise an objection to, or impose a condition on or following, the sale and purchase of any of the Swiss Shares, the Receivables or the US Interests pursuant to this Agreement.

3.4
No Selling Party shall, and the Selling Parties shall procure that no member of the SIG Group (excluding the Joint Ventures) shall, and any member of the SIG Group who is a member of any Joint Venture shall procure that such Joint Venture shall not (but only to the extent possible by such member of the SIG Group: (A) exercising its rights to vote as a member of the relevant Joint Venture and/or (B) instructing the directors of the relevant Joint Venture appointed by it to vote in their capacity as such (but subject always to the fiduciary and other duties of such directors) and/or (C) exercising its contractual rights in respect of the relevant Joint Venture), agree with any Regulatory Authority to sell, divest or dispose of any assets, properties or business of the SIG Group between the date of this Agreement and Completion.

3.5
Each Purchaser, and, so far as is requested or required by the relevant Regulatory Authority, the Sellers’ Guarantor and/or the SIG Group, shall ensure that any filing or information necessary to fulfil the Condition shall be submitted fully completed to the relevant Regulatory Authority: (i) with respect to the Hart-Scott Rodino Act, within 10 Business Days of the date of this Agreement; and (ii) with respect to all other filings required as promptly as reasonably practicable after the date of this Agreement (and in any event within the earlier of 20 Business Days or the timeframe mandated by the relevant Regulatory Authority, if any). Each Purchaser, and, so far as is requested or required by the relevant Regulatory Authority, the Sellers’ Guarantor shall, and/or the Sellers’ Guarantor shall procure that the SIG Group shall, resubmit any such filings as soon as is reasonably practicable (and in any event within the timeframe mandated by the relevant Regulatory Authority, if any) in the event that they are rejected for any reason whatsoever by the relevant Regulatory Authority. Each Purchaser and, so far as is requested or required by the relevant Regulatory Authority, the Sellers’ Guarantor and/or the SIG Group shall supply any additional information and documentary material that may be requested by the relevant Regulatory Authority as promptly as practicable following such request. The Sellers’ Guarantor shall, or shall procure that the relevant members of the SIG Group shall, (in the case of the preparation of any such initial filing or resubmission or provision of information by the Purchasers), and the Purchasers shall, or shall procure that the relevant members of the Purchasers’ Group shall, (in the case of the preparation of any such initial filing or resubmission or provision of information by the Sellers’ Guarantor and/or the SIG Group), provide such reasonable assistance as is requested by the Purchasers or the Sellers’ Guarantor and/or the SIG Group, respectively, in connection with such preparation of any initial filing or resubmission or provision of information.

3.6	Subject to sub-clause 3.7, each Purchaser undertakes to keep the Sellers’ Guarantor informed as to progress towards satisfaction of the Condition and undertakes to:

A.
promptly notify the Sellers’ Guarantor of any communications (whether written or oral) from any Regulatory Authority in relation to obtaining any relevant consent, approval or action and promptly provide copies of such written communications and full details of such oral communications to the Sellers’ Guarantor;

B.
promptly provide the Sellers’ Guarantor (or advisers nominated by the Sellers’ Guarantor) with draft copies of all substantive submissions and communications to any Regulatory Authority in relation to obtaining any relevant consent, approval or action at such time as will allow the Sellers’ Guarantor a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and afford reasonable consideration to any comments made by the Sellers’ Guarantor (or such nominated advisers);

C.
promptly provide the Sellers’ Guarantor (or such advisers as are nominated by the Sellers’ Guarantor) with copies of all substantive submissions and communications to or with any Regulatory Authority in the form submitted or sent; and

D.
where requested by the Sellers’ Guarantor and where permitted by the relevant Regulatory Authority, allow persons nominated by the Sellers’ Guarantor to attend all substantive meetings or calls with the relevant Regulatory Authority (of which the Sellers’ Guarantor shall be given reasonable prior notice by the Purchasers) and, where appropriate, to make oral submissions at such meetings or calls.

3.7
Nothing in sub-clause 3.6 will require any Selling Party to disclose to the Purchasers, or the Purchasers to disclose to any Selling Party, any confidential or commercially sensitive information. Such information may, however, be disclosed to another party’s external legal advisers on an external counsel only basis.

3.8
The Sellers’ Guarantor shall promptly, and in any event within such timeframe as facilitates the lodging by the relevant Purchaser in a timely manner of such submissions or communications, provide comments and information required on any draft submissions, submissions, filings, and communications provided to the Seller’s Guarantor in accordance with sub-clause 3.6(B).

3.9
If the Condition remains to be fulfilled at 5.00 p.m. on the Long Stop Date, then, subject to sub-clause 3.10, the Purchasers or the Sellers’ Guarantor may terminate this Agreement forthwith by giving written notice to each other party.

3.10
If this Agreement terminates in accordance with sub-clause 3.9 and without limiting the right of each Party to claim damages, all obligations of the parties under this Agreement shall end (except for the provisions of this sub-clause 3.10 and clauses 24 (Notices), 25 (Announcements), 26 (Confidentiality), 27 (Costs and expenses), 32 (Choice of governing law), 33 (Jurisdiction), 34 (Agent for service for Selling Parties) and 35 (Agent for service for Purchasing Parties)), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Conduct of business before Completion

4.1	Without prejudice to sub-clauses 4.2 and 4.3, the Sellers shall procure that, between the date of this Agreement and Completion:

A.
no member of the SIG Group (excluding the Joint Ventures) shall, undertake any act which is outside the ordinary course of the business of the SIG Group, as carried on at the date of this Agreement, without the prior written consent of the Swiss Purchaser (such consent not to be unreasonably conditioned, withheld or delayed) and, in particular, no member of the SIG Group (excluding the Joint Ventures) shall undertake, whether alone or jointly with another member of the SIG Group, any of the acts or matters listed in Schedule 5 (Conduct of business before Completion) without the prior written consent of the Swiss Purchaser (such consent not to be unreasonably conditioned, withheld or delayed); and

B.
the members of the SIG Group who are members of any Joint Venture or, in the case of sub-clause 4.1(B)(iii), who are parties to any agreement with any Joint Venture, shall procure (but only to the extent possible by such member of the SIG Group: (a) exercising its rights to vote as a member of the relevant Joint Venture and/or (b) instructing the directors of the relevant Joint Venture appointed by it to vote in their capacity as such (but subject always to the fiduciary and other duties of such directors) and/or (c) exercising its contractual rights in respect of the relevant Joint Venture) that:

i.	the relevant Joint Venture does not undertake any act which is outside the ordinary course of the business of the SIG Group, as carried on at the date of this Agreement; and

ii.
in particular, the relevant Joint Venture does not undertake, whether alone or jointly with another member of the SIG Group, any of the actions or matters listed in Schedule 5 (Conduct of business before Completion), without the prior written consent of the Swiss Purchaser (such consent not to be unreasonably conditioned, withheld or delayed).

4.2
Prior to Completion, the Sellers shall procure that those contracts or other arrangements between the Sellers and/or other members of the Retained Group, on the one hand, and members of the SIG Group, on the other, which are listed in Part B (Terminating Arrangements) of Schedule 10 (Arrangements with the Retained Group) are settled, terminated or otherwise ended without further or continuing liability (including liability in respect of any antecedent breach thereof or liability arising from such settlement, termination or other ending) on the part of the Purchasers or any member of the SIG Group (including for the purposes of this sub-clause 4.2, the Joint Ventures). If and to the extent that the transactions and arrangements contemplated by this Agreement would:

A.
give rise to a right for a member of the Retained Group to terminate or amend the terms of any Continuing Arrangement, the Selling Parties shall procure that such right is irrevocably waived by the relevant member of the Retained Group (but excluding, for the avoidance of doubt, any person who has ceased to be a member of the Retained Group prior to Completion); or

B.
give rise to a right for any counterparty to any Continuing Arrangement (excluding the members of the Retained Group) to terminate or amend the terms of such Continuing Arrangement, the Selling Parties shall use reasonable endeavours to procure that such right is irrevocably waived by the relevant counterparty.

4.3	Sub-clause 4.1 and Schedule 5 (Conduct of business before Completion) shall not operate so as to restrict or prevent:

A.
the entry into, or amendment of, any contract or commitment in the ordinary course of business which is terminable by the relevant member(s) of the SIG Group (without material cost) in accordance with its terms by written notice of six months or less or which constitutes or directly relates to Permitted Capital Expenditure;

B.
the taking of any action by any member of the SIG Group as is required to satisfy that member of the SIG Group’s legal or contractual obligations pursuant to the terms of any existing contract or commitment Disclosed in the Data Room or the Disclosure Letter;

C.
any matter reasonably undertaken by any member of the SIG Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof on the SIG Group (and of which the Purchasers will be promptly notified);

D.	the assignment or termination of any loan (excluding the Receivables) from or to any member of the SIG Group to or from any member of the Retained Group;

E.
the making of a loan to, or the receiving of a loan from, a member of the Retained Group or the payment, settling or set-off of any amount due from or to any member of the SIG Group to or from any member of the Retained Group, pursuant to the terms of any intra-group loan (including the Receivables (provided that the aggregate amount of the Receivables (including both principal and interest)) at the Effective Time shall not be greater than €1,200,000,000) or other agreement;

F.
the making of a loan to, or the receiving of a loan from, a member of the SIG Group or the payment, settling or set-off of any amount due from any member of the SIG Group to another member of the SIG Group, pursuant to the terms of any intra-group loan or other agreement or the assignment or termination of any such intra-group loan or other agreement;

G.
any increase in emoluments of any category of employees of any member of the SIG Group where such increase is made: (i) in accordance with the normal practice of the relevant employing member of the SIG Group; or (ii) pursuant to the terms of any collective agreement which has been Disclosed to the Purchasers;

H.
any renegotiation, renewal or extension of any existing collective agreement that is due to expire prior to the Long Stop Date, provided such renegotiation, renewal or extension does not incorporate any new terms which are materially adverse to the relevant member of the SIG Group;

I.	any matter specifically referred to in any of clauses 3, 4.5, 4.6, sub-clause 9.9 and Schedule 2 (Completion arrangements) and Schedule 6 (Completion Accounts) of this Agreement;

J.	any action undertaken by any member of the SIG Group or any member of the Retained Group pursuant to the terms of the Reorganisation Documents;

K.
subject to sub-clause 4.7, the Selling Parties dealing with any cash of the SIG Group in any way, including (without limitation) by way of the transfer of any cash between members of the SIG Group by way of dividend or other distribution or reduction of capital (provided that, other than where such dealing is necessary to complete the Reorganisation, the Sellers ensure that the members of the SIG Group comply with any procedures or formalities necessary for Tax purposes;

L.
subject to sub-clause 4.7, the payment in cash of any dividend or other distribution from equity by any member of the SIG Group to any other member of the SIG Group or to any member of the Retained Group;

M.
any action required to fulfil any contractual or other legal obligation arising under the RGHL Financing or the granting of guarantee or form of security (or any amendment to the terms of any guarantee or security) in connection with any new financing arrangements for the Swiss Group, the US Group or the Retained Group entered into before the Completion Date, PROVIDED THAT, in relation to the granting of any guarantee or form of security (or any amendment to the terms of any guarantee or security) by any member of the SIG Group in relation to the foregoing, the relevant member of the SIG Group is released from any obligations under such guarantee or security at or prior to Completion;

N.	any matter undertaken at the written request of a Purchaser; or

O.	any matter required by Law or by any Regulatory Authority or any other governmental, competition or regulatory authority.

4.4	For the avoidance of doubt, none of the matters or actions specified in sub-clauses 4.3(A) to 4.3(O) (inclusive) shall require the consent of any Purchaser.

4.5
During the period from the date of this Agreement to Completion, the Sellers shall make available such Books and Records relating to the SIG Group as are reasonably requested by the Purchasers (recognising the limited control that the Sellers have in respect of the Joint Ventures) for the purposes of:

A.	monitoring the financial performance of the SIG Group; and

B.	preparing for the transition of the ownership of the Swiss Group and the US Group to the Purchasers.

4.6
From the date of this Agreement until Completion, the Sellers shall and shall cause the SIG Group (excluding the Joint Ventures) to provide, and shall use their reasonable endeavours to cause the representatives of the Sellers and the SIG Group (excluding the Joint Ventures) to provide, all cooperation reasonably requested by the Purchasers in connection with any debt financing contemplated by the Financing Agreements (any such debt financing, “Committed Debt Financing”) and any other financing proposed by the Purchasers in connection with the transactions contemplated by this Agreement (any such alternative financing, the “Alternative Financing” and, together with the Committed Debt Financing, the “Debt Financing”) on such notice as is reasonably practicable and which is necessary for the purposes of obtaining the Debt Financing. Such reasonable cooperation shall include:

A.
reasonable participation by SIG Group’s Chief Executive Officer and Chief Financial Officer, or persons performing the functions of such offices from time to time, and other management personnel (“Management”) as shall be reasonably required to participate from time to time in meetings and as otherwise required in order to complete the Debt Financing (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of the Debt Financing) presentations, road shows, due diligence and verification sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Debt Financing, and otherwise providing reasonable assistance for the purpose of obtaining a corporate rating and ratings for the debt instruments to be issued as part of the Debt Financing from one or more rating agencies as the Purchasers may reasonably request, including, but not limited to:

i.
participation by Management at one or more meetings as and when reasonably required by the Purchasers, for reviewing the documentation to be entered into in connection with the Debt Financing, at the location reasonably specified by the Purchasers;

ii.
participation by Management at one or more road shows in the period between the date hereof and Completion, as and when required by the Purchasers, including, but not limited to, a reasonable number of days in the period from 10 January 2015 to 31 January 2015 (inclusive); and

iii.	participation by Management at one or more presentations to rating agencies, as and when required by the Purchasers;
in each case, PROVIDED THAT the Purchasers give reasonable notice;

B.
reasonable assistance with the preparation of customary rating agency presentations, bank information memoranda, offering memoranda and offering circulars, private placement memoranda and other documents customarily provided in connection with the Debt Financing (including authorisation letters delivered in connection with bank information memoranda provided a member of the Purchasers' Group provides an indemnity in respect of liability arising therefrom), including requesting any customary consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of SAS 72-style comfort letters and including reasonable assistance in verifying statements in such bank information memoranda, offering memoranda and offering circulars or private placement memoranda to the extent relating to the SIG Group or based on information provided by any Seller;

C.
providing the Required Financing Information in order to afford the Purchasers a Marketing Period, including, in the case of the audited carve-out statements of comprehensive income, changes in invested equity, cash flows and statements of financial position for the SIG Group for the fiscal year ended 31 December 2014 and as of 31 December 2014, using all commercially reasonable endeavours to provide such information within 10 Business Days of 25th February 2015 if the Debt Financing has not been obtained and Completion has not occurred prior to that date (it being acknowledged that the completion of the Marketing Period is not a condition to Completion);

D.
reasonable assistance in the creation, perfection or enforcement of liens that are to secure the Debt Financing; provided that no Seller, member of the SIG Group or member of the Retained Group shall be thereby obliged to execute or deliver any document or certificate or obtain the same from any third party prior to Completion;

E.
reasonable assistance in providing information customarily required for the listing of any securities issued in connection with any offering of Notes on an unregulated market or such other securities exchange as the Purchasers and the relevant underwriters, initial purchasers or placement agents may mutually determine;

F.	cooperating with the marketing efforts of the Purchasers for all or any portion of the Debt Financing;

G.
providing documents reasonably requested by the Purchasers or their Financing Sources relating to documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act;

H.	permitting the Financing Sources and their legal counsel to access, prior to Completion, the due diligence materials provided to the Purchasers;

I.
providing other due diligence materials as are reasonably required by the Financing Sources or such Financing Sources’ legal counsel to the extent such due diligence materials are customary in a private offer and sale of debt securities in the

U.S. and European high yield markets under the exemptions provided by Rule 144A and Regulation S under the Securities Act; and

J.
using reasonable endeavours to assist the Purchasers in obtaining customary accountants’ comfort letters including customary “negative assurance” comfort (including drafts of such letters) as reasonably requested by the Purchasers in relation to the Required Financing Information, each such comfort letter in form and substance customary for high yield securities offerings, including issuing any customary representation letters to the Sellers’ Accountants;

in each case as is reasonably necessary for the purposes of arranging the Debt Financing, PROVIDED, HOWEVER, that nothing herein shall require such cooperation to the extent it would interfere unreasonably or disproportionately with the business or management of the SIG Group or the Retained Group, that no Seller, member of the SIG Group or member of the Retained Group shall be required to incur any liabilities or costs or make any payments in connection with the cooperation provided pursuant to this sub-clause 4.6, and that the Purchasers shall reimburse and indemnify the Sellers on an after-Tax basis for the costs incurred in connection therewith if Completion does not occur (other than as a result of the Sellers’ breach of this Agreement).

4.7	The Sellers undertake to use all reasonable endeavours to procure that:

A.	the amount of Cash is greater than €75,000,000 but less than €100,000,000 at Completion; and

B.	the Purchaser Cash Requirements are satisfied in respect of the SIG Group (taken as a whole) at Completion.

4.8
On or as soon as reasonably practicable after the date of this Agreement, the Sellers shall procure that a copy (on one or more hard drives or DVD-ROMs) of the contents of the Data Room are delivered to the Purchasers’ Solicitors, such hard drives or DVD-ROMs to reflect the content of the Data Room as at 5.00 pm (London time) on 21 November 2014.

5.	Consideration

5.1	The Sellers and the Purchasers have agreed that the aggregate enterprise value of the Swiss Shares, the Receivables and the US Interests is the aggregate of €3,575,000,000, comprising:

A.	€3,575,000,000 less the Euro US Interests Purchase Price (the “Combined Swiss Shares and Receivables Purchase Price”) for the Swiss Shares and the Receivables; and

B.	US$217,385,000 (the “US Interests Purchase Price”) for the US Interests.

5.2	The consideration for the purchase of the Swiss Shares shall be an amount equal to:

A.	the Combined Swiss Shares and Receivables Purchase Price;

B.	plus the Earn-out Consideration calculated in accordance with Schedule 15 (Earn-out Accounts);

C.	minus the Receivables Purchase Price, calculated in accordance with sub-clause 5.3;

D.	if there is a Net External Cash Excess, plus an amount in euros equal to the Net External Cash Excess;

E.	if there is a Net External Cash Shortfall, minus an amount equal in euros to the Net External Cash Shortfall;

F.	if there is a Working Capital Excess, plus an amount equal in euros to the Working Capital Excess;

G.	if there is a Working Capital Shortfall, minus an amount in euros equal to the Working Capital Shortfall; and

H.	minus the Income Tax Amount (expressed in euros),
such amount, as adjusted pursuant to this Agreement, being the “Adjusted Swiss Shares Purchase Price”).

5.3
The consideration for the purchase of the Receivables (the “Receivables Purchase Price”) shall be equal to the lesser of: (A) the sum of each and every amount (including both principal and interest accrued and unpaid) owed by members of the Swiss Group to the Lux Seller in respect of the Receivables as at the Effective Time; or (B) €1,200,000,000. For the purposes of calculating the Receivables Purchase Price, any of the Receivables that are denominated in a currency other than euros shall be converted from the relevant currency into euros using the Completion Accounts Exchange Rate.

5.4	The consideration for the purchase of the US Interests shall be the US Interests Purchase Price.

5.5	The Adjusted Swiss Shares Purchase Price shall be calculated, adjusted and paid in accordance with:

A.	this clause 5 (Consideration);

B.	clause 6 (Completion) and Schedule 2 (Completion arrangements);

C.	clause 7 (Completion Accounts) and Schedule 6 (Completion Accounts); and

D.	Schedule 15 (Earn-out Accounts).

5.6	The Receivables Purchase Price shall be calculated, adjusted and paid in accordance with:

A.	this clause 5 (Consideration);

B.	clause 6 (Completion) and Schedule 2 (Completion arrangements); and

C.	clause 7 (Completion Accounts) and Schedule 6 (Completion Accounts).

5.7	The US Interests Purchase Price shall be adjusted and paid in accordance with this clause 5 (Consideration), clause 6 (Completion) and Schedule 2 (Completion arrangements).

5.8	Any payment made by:

A.
the Lux Seller to the Swiss Purchaser, or by the Swiss Purchaser to the Lux Seller, in respect of the Swiss Shares (including any payment made under Schedule 6 (Completion Accounts) shall (so far as possible) be treated as an adjustment to the Adjusted Swiss Shares Purchase Price;

B.
the Lux Seller to the Receivables Purchaser, or by the Receivables Purchaser to the Lux Seller, in respect of the Receivables shall (so far as possible) be treated as an adjustment to the Receivables Purchase Price; and

C.	the US Seller to the US Purchaser, or by the US Purchaser to the US Seller, shall (so far as possible) be treated as an adjustment to the US Interests Purchase Price.

5.9
Any payment of the Euro Completion Payment, the US$ Completion Payment or the Earn-out Consideration (each a “Consideration Payment”) shall, in each case, be made by the relevant Purchaser free and clear of any set-off, counterclaim, withholding or deduction, except (in the case of any withholding or deduction) as may be required by Law. If any withholding or deduction is required by Law to be made from a Consideration Payment (other than when paid under paragraph 2 or paragraph 3 of Part A of Schedule 6 (Completion Accounts)), the Purchaser shall pay such additional amounts as will ensure that, after such withholding or deduction is made, the amount received by the relevant Seller is the amount which the relevant Seller would have received had no withholding or deduction been required.

5.10
The relevant Seller shall take reasonable measures to claim from a relevant Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled (and of which it is aware, having made reasonable enquiry) in respect of any deduction or withholding from any Consideration Payment and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications which it is reasonable to submit and it shall send a copy thereof to the relevant Purchaser.

5.11
If a Purchaser makes an increased payment under sub-clause 5.9 and a Seller receives a credit for, or refund or repayment of, any Tax or similar benefit, which is attributable to, or in respect of, any deduction or withholding, in consequence of which that increased payment was required, then that Seller shall reimburse the relevant Purchaser such part of such additional amounts paid to it pursuant to sub-clause 5.9 as will leave it (after such reimbursement) in no better and no worse position than it would have been if the relevant Purchaser had not been required to make such deduction or withholding.

5.12
The Sellers and the Purchasers intend that the sale of the Shares and the Receivables pursuant to the terms of this Agreement shall not be subject to VAT and further that no taxable supply is made for VAT purposes by the Selling Parties or the Purchasers in connection with the sale of the Shares and the Receivables pursuant to the terms of this Agreement.

5.13	The Sellers shall procure that no election or act is made which would result in the transfer of the Shares or the Receivables being treated as a supply which is subject to VAT.

5.14
Notwithstanding sub-clause 5.12 if a Tax Authority determines in writing that any sum payable, or consideration given, by a Purchaser to a Selling Party under this Agreement constitutes the consideration for a supply for VAT purposes and VAT is chargeable on that supply, the relevant Purchaser shall, except (i) where such VAT is chargeable as a result of any Seller failing to comply with its obligations under sub-clause 5.13 or (ii) such VAT is payable as a result of a transfer of an asset or right pursuant to sub-clause 15.2, pay to the relevant Selling Party, in addition to any other amounts payable under this Agreement, an amount equal to any VAT so chargeable for which the relevant Selling Party (or any member of a VAT group of which the relevant Selling Party is a member) is liable to account to a Tax Authority against delivery by the relevant Selling Party (or any member of a VAT group of which the relevant Selling Party is a member) of a valid VAT invoice. The Selling Parties and the Purchasers agree to use reasonable endeavours to ensure that any available exemption or relief in respect of VAT is obtained in relation to any matter under this Agreement which constitutes a supply for VAT purposes.

5.15
Notwithstanding any other provision of this Agreement, any adjustment to the Combined Swiss Shares and Receivables Purchase Price, the Adjusted Swiss Shares Purchase Price, the Receivables Purchase Price or the US Interests Purchase Price shall be made by way of a payment in euros.

6.	Completion

6.1
Completion shall take place on the Completion Date at the offices of Bär & Karrer AG, Brandschenkestrasse 90, CH-8027 Zurich, Switzerland (or such other location as the Sellers’ Guarantor and the Swiss Purchaser shall agree in writing).

6.2	Not less than six Banking Days prior to the Completion Date, the Sellers’ Guarantor shall notify the Purchasers of:

A.	the Estimated External Cash Value;

B.	the Estimated External Debt Value;

C.	the Estimated Net External Cash Balance;

D.	the Estimated Working Capital Amount;

E.	the Estimated Receivables Purchase Price;

F.	the Estimated Income Tax Amount;

G.	the aggregate amount payable by the Purchasers at Completion (the “Aggregate Completion Amount”), being an amount calculated as follows:

i.	the Combined Swiss Shares and Receivables Purchase Price;

ii.	plus an amount in euros equal to the Estimated Net External Cash Balance (it being acknowledged that such amount may be a positive or negative number);

iii.	plus the amount in euros (if any) by which the Estimated Working Capital Amount exceeds the Working Capital Reference Amount;

iv.	less the amount in euros (if any) by which the Working Capital Reference Amount exceeds the Estimated Working Capital Amount;

v.	less the Estimated Income Tax Amount (expressed in euros);

vi.	plus the Euro US Interests Purchase Price;

H.	the amount payable by the Purchasers in euros at Completion (the “Euro Completion Payment”), being 35 per cent. of the Aggregate Completion Amount;

I.	the amount payable by the Purchasers in US$ (the “US$ Completion Payment”) being 65 per cent. of the Aggregate Completion Amount multiplied by the Reference Rate; and

J.	the account(s) to which the Purchasers should transfer the Completion Payment in accordance with paragraph 1 of Part B (Purchasers’ obligations) of Schedule 2 (Completion arrangements).

6.3
At Completion, the Sellers shall do those things listed in Part A (Sellers’ obligations) of Schedule 2 (Completion arrangements) and the Purchasers shall do those things listed in Part B (Purchasers’ obligations) of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part C (General) of Schedule 2 (Completion arrangements).

6.4
Neither the Purchasers nor the Sellers shall be obliged to complete the sale and purchase of any of the Shares or any of the Receivables unless the sale and purchase of all of the Shares and all of the Receivables is completed simultaneously.

6.5
If the obligations of the Purchasers under paragraph 1 of Part B (Purchasers’ obligations) of Schedule 2 (Completion arrangements) or the obligations of the Sellers under sub-paragraphs 1(A), 1(B), 1(D), 1(E), or 1(F) or paragraph 2 of Part A of Schedule 2 (Completion arrangements) are not complied with on or before the Completion Date, then the Sellers’ Guarantor (in respect of non-compliance by the Purchasers) or the Purchasers (in respect of non-compliance by the Sellers) may:

A.	defer Completion to a later Banking Day (so that the provisions of this clause 6 shall apply to Completion as so deferred);

B.	proceed to Completion as far as practicable (without limiting the rights of any party under this Agreement); or

C.	terminate this Agreement by notice in writing to, as the case may be, the Purchasers or the Sellers’ Guarantor.

6.6
If this Agreement terminates in accordance with sub-clause 6.5 and, without limiting the right of each party to claim damages, all obligations of the parties under this Agreement shall end (except for the provisions of this sub-clause 6.6 and clauses 24 (Notices), 25 (Announcements), 26 (Confidentiality), 27 (Costs and expenses), 32 (Choice of governing law), 33 (Jurisdiction), 34 (Agent for service for Selling Parties) and 35 (Agent for service for Purchasing Parties)), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

6.7
Payment by or on behalf of the Purchasers of the Euro Completion Payment and the US$ Completion Payment in accordance with paragraph 1 of Part B (Purchasers’ obligations) of Schedule 2 (Completion arrangements) and Schedule 15 (Earn-out accounts) and any adjustments pursuant to clause 7 (Completion Accounts) and Schedule 6 (Completion Accounts) and sub-clause 5.8 shall constitute payment of the consideration for the Shares and the Receivables and shall discharge the obligations of the Purchasers under clause 2 (Sale and purchase).

6.8	On or before Completion, the Sellers shall (unless otherwise agreed with the Purchasers) procure that the relevant member of the SIG Group repays the Pay-off SIG Group Financing (if any).

7.	Completion Accounts

Following Completion, the parties will comply with their respective obligations set out in Schedule 6 (Completion Accounts) and Schedule 15 (Earn-out accounts).

8.	Sellers’ Warranties and undertakings

8.1	Subject to sub-clauses 10.1 and 10.2, the Sellers warrant to the Purchasers that each of the Warranties is accurate at the date of this Agreement.

8.2
Each of the Warranties (excluding the Warranties in paragraphs 5 (Recent events),8 (Powers of attorney),10.1, 10.2, 10.3 and 22 (Tax) of Schedule 3 (Warranties) shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing and any reference made to the date of this Agreement (whether express or implied) in relation to such Warranties shall be construed, in relation to such repetition, as a reference to the Completion Date.

8.3
Except in the case of fraud, each Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than as set forth in the Transaction Documents and acknowledges that none of the Sellers, any member of the Retained Group, any member of the SIG Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

8.4
Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.5
Each Seller undertakes that it shall not, and that it shall procure that each member of the Retained Group shall not, make or continue (A) any claim with respect to any period prior to Completion (but excluding claims in respect of the Continuing Arrangements or the Continuing IT Arrangements), against any member of the SIG Group; or (B) any claim against any existing or former director, employee or officer of any member of the Purchasers’ Group with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) by any of them in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents, except in cases of fraud.

8.6
Each Seller undertakes that it shall not, and that it shall procure that each member of the Retained Group shall not, from and after Completion, make any claim against any existing or former director or officer of any member of the SIG Group in connection with acts or omissions of such director or officer in his capacity as director or officer of any member of the SIG Group before Completion or in connection with the transactions contemplated by this Agreement, except in cases of fraud.

9.	Purchasers’ warranties and undertakings

9.1
Each Purchaser warrants (as at the date of this Agreement and as at Completion) to each Seller that it has the requisite capacity, power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and that its obligations under this Agreement constitute, and its obligations under the other Transaction Documents to which it is party will, when executed and delivered, constitute, valid and binding obligations of such Purchaser in accordance with their respective terms.

9.2
Each Purchaser warrants (as at the date of this Agreement and as at Completion) to each Seller that the execution and delivery of, and the performance by such Purchaser of its obligations under, this Agreement and the other Transaction Documents to which it is a party will not:

A.	result in a breach of any provision of the articles of association or equivalent or other constitutional documents of such Purchaser;

B.	result in a breach of, or constitute a default under, any instrument to which such Purchaser is a party or by which such Purchaser is bound;

C.	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which such Purchaser is bound; or

D.	require any consent from its shareholder(s) or, so far as such Purchaser is aware, from any other person which has not been properly obtained prior to the time of entry into this Agreement.

9.3
Each Purchaser warrants to each Seller that the copies of the executed commitment letter (together with the exhibits referred to therein, the “Commitment Letter”) and the interim facility agreement in the agreed form between the Purchasers and the providers of finance stated therein (the “Interim Facility Agreement”, together with the Commitment Letter, the “Financing Agreements”) provided to the Sellers on or prior to the date of this Agreement are true and complete copies of the originals of such documents and (in the case of a drawstop event by reason of it being illegal for any Financing Source to provide such funding), to the best of the Purchasers’ knowledge and belief, no drawstop event has occurred or is reasonably likely to occur under the Financing Agreements in relation to the amounts to be drawn (or otherwise made available) under the Financing Agreements in order to meet the Purchasers’ payment obligations under this Agreement on the Completion Date.

9.4	Each Seller acknowledges and agrees that each Purchaser intends to, and is entitled to, cancel the commitments under the Interim Facility Agreement prior to the Completion Date provided that:

A.
on or simultaneously with such cancellation, the Purchasers have available replacement financing (whether by way of loan, bond or otherwise and whether in the form of the financing arrangements described in paragraphs (c) and/or (d) of Exhibit A of the Commitment Letter or otherwise) (the “Permanent Financing”) in an aggregate amount not less than the facilities made available under the Interim Facility Agreement (or, if less than the facilities made available under the Interim Facility Agreement, evidence satisfactory to the Sellers (acting reasonably) that to the extent that there is a shortfall such shortfall will be funded (to the extent required to meet the Purchasers’ payment obligations under this Agreement on the Completion Date) with equity;

B.
no condition in relation to the amounts to be drawn (or otherwise made available) under the Permanent Financing in order to meet the Purchasers’ payment obligations under this Agreement on the Completion Date is more onerous in any material respect on the Purchasers as compared to the conditionality in the Interim Facility Agreement (it being acknowledged and agreed that any such condition shall be considered more onerous if: (i) it adversely affects the Purchasers' ability to draw, in a timely manner, funds to be applied on the Completion Date; and (ii) it has not been satisfied by the Purchasers or waived by the relevant Financing Sources);

C.
all material documents relating to the Permanent Financing (including without limitation any fee letter or other document relevant to the conditionality or degree of commitment of such financing, but redacted as required by any applicable confidentiality provisions provided such redactions do not relate to any matter that could (i) reduce the amount of the Permanent Financing below an amount required to comply with sub-clause 9.4(A) or (ii) make more onerous in any material respect on the Purchasers the conditions in relation to the amounts to be drawn under the Permanent Financing in order to meet the Purchasers’ payment obligations under this Agreement on the Completion Date as compared to the conditionality in the Interim Facility Agreement) have been provided to the Sellers a reasonable time prior to such cancellation and the Sellers (acting reasonably) have confirmed that the amount of and conditionality to the Permanent Financing are reasonably satisfactory to them (provided that such amount shall be deemed to be reasonably satisfactory to the Sellers if it complies with sub-clause 9.4(A) and such conditionality shall be deemed to be reasonably satisfactory to the Sellers if it complies with sub-clause 9.4(B)), which confirmation shall be provided by the Sellers promptly upon receipt of such documents; and

D.
to the extent no such Permanent Financing has been obtained by the Purchasers on or prior to the Completion Date, the Purchasers shall ensure that the Interim Facility Agreement shall continue to remain available to the Purchasers and sub-clause 9.5 shall continue to apply to the Interim Facility Agreement.

9.5	Each Purchaser undertakes:

A.
not to, and to procure that no other person shall, in a way which would or might reasonably be expected to prejudice the Purchasers' ability to fulfil their obligations under Schedule 2 (Completion arrangements) or Schedule 6 (Completion Accounts), amend (or agree to amend) the terms of the Financing Agreements nor waive any right thereunder save to the extent permitted under sub-clause 9.4;

B.
to take all steps within its control necessary to draw down (or otherwise have available) the amounts payable to the Purchasers pursuant to the Financing Agreements or the Permanent Financing (as applicable) at or prior to the date on which the Purchasers are required to make a payment pursuant to Schedule 2 (Completion arrangements) or Schedule 6 (Completion Accounts) (including such steps within its control as are necessary to satisfy any conditions precedent thereto); and

C.
to use the funds drawn down under the Financing Agreements or the Permanent Financing (as applicable) only (i) to satisfy the Purchasers' obligations under Schedule 2 (Completion arrangements) and Schedule 6 (Completion Accounts); (ii) to fund the payment of any fees, costs and expenses in connection with this Agreement, the Financing Agreements and/or the Permanent Financing (and/or any transactions contemplated by this Agreement, the Financing Agreements and/or the

Permanent Financing); and (iii) in respect of any revolving credit facility made available as part of the Financing Agreements and/or the Permanent Financing, for working capital, general corporate purposes and/or any other purposes permitted by the relevant Financing Agreements or the relevant Permanent Financing, provided that to the extent the amounts so drawn down are insufficient to cover the aggregate of the amounts referred to in sub-clauses (i), (ii) and (iii) above, such amounts shall first be applied to satisfy the Purchasers' obligations under Schedule 2 (Completion arrangements) and Schedule 6 (Completion Accounts).

9.6	Each Purchaser undertakes:

A.
to use all commercially reasonable endeavours to obtain, effective as of the Completion Date, new letters of credit to substitute for and replace the letters of credit extended under the RGHL Financing (or any other financing of any member(s) of the Retained Group from which the Swiss Group and the US Group are to be released at Completion) that are listed in Part A (Sellers Letters of Credit) of Schedule 8 (Seller Letters of Credit, Guarantees and Credit Support), or that have been entered into by the SIG Group (excluding the Joint Ventures) or by a member of the Retained Group for the benefit of a member of the Swiss Group or the US Group in the ordinary course of business, and identified to the Purchasers as such, after the date of this Agreement (the “Seller Letters of Credit”);

B.
to use all commercially reasonable endeavours to obtain, effective as of the Completion Date, the release of the guarantees extended by any member(s) of the Retained Group on behalf of any member of the Swiss Group or the US Group that are listed in Part B (Seller Guarantees) of Schedule 8 (Seller Letters of Credit, Guarantees and Credit Support), or that have been entered into in the ordinary course of business by a member of the Retained Group for the benefit of a member of the Swiss Group or the US Group, and identified to the Purchasers as such, after the date of this Agreement (the “Seller Guarantees”);

C.
to use all commercially reasonable endeavours to put in place, effective as of the Completion Date, replacement credit support arrangements acceptable to the relevant counterparties to substitute for the credit support currently provided by any member(s) of the Retained Group (including pursuant to security interests granted under the RGHL Financing) on behalf of any member of the Swiss Group or the US Group that are listed in Part C (Seller Credit Support) of Schedule 8 (Seller Letters of Credit, Guarantees and Credit Support), or that have been entered into by the SIG Group (excluding the Joint Ventures) or by a member of the Retained Group for the benefit of a member of the Swiss Group or the US Group in the ordinary course of business, and identified to the Purchasers as such, after the date of this Agreement (the “Seller Credit Support”); and

D.
at all times following Completion, to indemnify and keep indemnified (on an after-Tax basis) and hold harmless each Seller and each member of the Retained Group from any and all payments required to be made on behalf of a member of the Swiss Group or the US Group under, and costs and expenses incurred on behalf of a member of the Swiss Group or the US Group in connection with, such Seller Letters of Credit, Seller Guarantees or Seller Credit Support with respect to the period following the Completion Date.

Each Seller shall use its reasonable endeavours to assist and to provide such information as is reasonably requested by the Purchasers for the purposes of this sub-clause 9.6.

9.7	Each Seller agrees:

A.
to use reasonable endeavours to obtain, effective as of the Completion Date, the release of any guarantees extended by any member(s) of the SIG Group on behalf of any member of the Retained Group (the “SIG Guarantees”); and

B.
at all times following Completion, to pay to the relevant Purchaser such amount as required to indemnify (on an after-Tax basis) each Purchaser and each member of the Purchasers’ Group from any and all payments required to be made on behalf of a member of the Retained Group under, and costs and expenses incurred on behalf of a member of the Retained Group in connection with, such SIG Guarantees.

9.8
The Purchasers and the Sellers acknowledge and agree that the Seller Letters of Credit, Seller Guarantees and Seller Credit Support shall be cancelled and terminated as of Completion, and the Sellers and the Retained Group shall have no further obligation or liability (contingent or otherwise) thereunder from and after Completion.

9.9
Each Selling Party undertakes to the Purchasers to procure, at or prior to Completion, the payment, settlement or set-off of any and all amounts owed by any member of the SIG Group to any member of the Retained Group (except any Receivables or amounts arising in the ordinary course of trading in respect of the Continuing Arrangements or the Continuing IT Arrangements but including termination of any cash-pooling arrangements to the extent it is between a member of the SIG Group and a member of the Retained Group).

9.10
For the purposes of sub-clause 9.6 only, “all commercially reasonable endeavours” shall, in respect of any Seller Letter of Credit, Seller Guarantee or Seller Credit Support include, without limitation, the Purchasers providing cash collateral acceptable to the relevant counterparty to replace any such Seller Letter of Credit, Seller Guarantee or Seller Credit Support if such counterparty does not agree to replace such Seller Letter of Credit, Seller Guarantee or Seller Credit Support with a letter of credit, guarantee or grant of security or other form of credit support, as applicable, provided by the Purchasers or the Swiss Group or US Group and to release the Sellers and any applicable member of the Retained Group in respect of such Seller Letter of Credit, Seller Guarantee or Seller Credit Support.

9.11
Each Purchaser undertakes that it shall not, and that it shall procure that each member of the Purchasers’ Group shall not, make any claim against any existing or former director, employee or officer of any member of the Retained Group or, prior to Completion, of any member of the SIG Group with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) by any of them in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents, except in cases of fraud.

9.12
Each Purchaser undertakes that it shall not, and that it shall procure that each member of the Purchasers’ Group shall not, from and after Completion, make any claim against any existing or former director or officer of any member of the SIG Group in connection with acts or omissions of such director or officer in his capacity as director or officer of any member of the SIG Group (but without prejudice to any claims against such existing or former directors or officers in respect of their employment with the SIG Group) before Completion or in connection with the transactions contemplated by this Agreement, except in cases of fraud. Each Purchaser acknowledges that, if legal action is taken against any former director or other officer of any member of the SIG Group in respect of their acts or omissions in that capacity, the Purchaser shall permit, and shall procure that the SIG Group will grant, such directors and officers access to the SIG Group's records and otherwise cause the relevant SIG Group to use reasonable endeavours to assist that director or officer in defending any such action.

9.13
As soon as reasonably practicable following Completion, each Purchaser shall hold, and shall procure that each member of the SIG Group formed or incorporated in Switzerland holds, an extraordinary general meeting to grant, to the fullest extent permitted by applicable Law, discharge to the directors and other officers of such member of the SIG Group in connection with their acts or omissions as directors and officers for their time of service ending at Completion. The Sellers shall, as soon as reasonably practicable following such extraordinary general meetings, deliver to the Purchasers a copy of the minutes of such resolution.

10.	Purchasers’ remedies and Sellers’ limitations on liability

10.1
No Purchaser shall be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached when warranted on the date of this Agreement pursuant to sub-clause 8.1 if it has been Disclosed in the Data Room or in the Disclosure Letter or in any document annexed to the Disclosure Letter. No Purchaser shall be entitled to claim that any fact, matter or circumstance causes any of the Updated Disclosure Warranties to be breached when repeated immediately prior to Completion pursuant to sub-clause 8.2 if it has been Disclosed in the Data Room or in the Disclosure Letter or in the Updated Disclosure Letter or in any document annexed to the Disclosure Letter or the Updated Disclosure Letter.

10.2
No liability shall attach to any Selling Party in respect of claims under this Agreement or the Tax Covenant, as the case may be to the extent that the limitations set out in Schedule 4 (Limitations on the Sellers’ liability) or in the Tax Covenant apply to such claim.

10.3
If, following the time of entry into this Agreement, a Purchaser becomes aware that there has been any breach of the Warranties or any other term of this Agreement, no Purchaser shall be entitled to terminate or rescind this Agreement.

10.4
Each Purchaser (on behalf of itself and each member of the Purchasers’ Group and for the benefit of each Seller and each other member of the Retained Group) irrevocably releases and discharges each Seller and each member of the Retained Group from any liability in respect of, and waives any claims, rights, causes of action, losses, costs, expenses or liabilities in relation to, EHS Matters, whether known or unknown and whether based on statute or other Law, except for: (i) claims under paragraph 18 (The Environment, health and safety) of Schedule 3 (Warranties); (ii) claims for fraud and/or any other claim where release, discharge or waiver is not permitted by applicable Law; or (iii) any contractual obligations between the SIG Group (excluding the Joint Ventures) and the Retained Group which will continue following the date of this Agreement.

10.5	The Updated Disclosure Letter shall:

A.	only include:

i.	the contents of the Disclosure Letter (for the avoidance of doubt, as at the date of this Agreement); and

ii.
additional or amended disclosures in respect of specific matters, facts or circumstances which arise or vary between the time of entry into this Agreement and Completion in relation to the Updated Disclosure Warranties provided that only the Updated Disclosure Warranties shall be qualified in respect of any such disclosures; and

B.	not include any general disclosures.

10.6	The Sellers shall:

a.
deliver a substantially final draft of the Updated Disclosure Letter to the Purchasers (or to the Purchasers’ Solicitors on their behalf) no later than the fifth Business Day before the Completion Date; and

b.	deliver the Updated Disclosure Letter to the Purchasers (or to the Purchasers’ Solicitors on their behalf) prior to Completion.

11.	Restrictions on the Sellers’ business activities

11.1
In order to confer on the Purchasers the full benefit of the business and goodwill of the SIG Group, each Seller undertakes that it will not, and will procure that each member of the Retained Group will not, do any of the following things without the consent of the Swiss Purchaser:

A.
neither pending nor during the period of 18 months immediately following Completion, solicit or entice away from the employment of the SIG Group any Senior Employee, PROVIDED THAT this sub-clause 11.1(A) shall not restrict or prohibit the solicitation or employment of (or the offer of employment to) Senior Employees who have ceased to be employed after Completion by the relevant member of the SIG Group: (i) as a result of such employment having been terminated by the relevant member of the SIG Group after Completion; or (ii) where such cessation of employment occurred more than three months prior to the date of such solicitation, employment or offer;

B.
neither pending nor during the period of 18 months immediately following Completion, be engaged or interested in carrying on the business of manufacturing and selling paperboard cartons for the aseptic and retort packaging of food or beverages and/or related filling equipment (a “Restricted Activity”) which directly competes with the business of the SIG Group as it is carried on at the Completion Date, PROVIDED THAT:

i.
this sub-clause 11.1(B) shall not prevent the acquisition by either Seller or any other member of the Retained Group of an interest in any person where either Seller, or the relevant member of the Retained Group: (a)     does not exercise, directly or indirectly, any management function in the person concerned or any material influence in that person; and (b) does not confer more than 25 per cent. of the votes which could normally be cast at a general meeting of the holders of interests in the person; and

ii.
there shall not be a breach of this sub-clause 11.1(B) if either Seller or any other member of the Retained Group acquires any person which carries on a business which competes with the business of the SIG Group as it is carried on at the Completion Date if such business comprises less than 25 per cent. of the turnover of such person in the 12 months prior to the acquisition of such person.

11.2	The provisions of this clause 11 shall not apply to any member of the Retained Group which ceases to be a member of the Retained Group as a result of its sale or otherwise.

11.3	Nothing in this clause 11 shall prevent or restrict either Seller or any other member of the Retained Group from:

A.	carrying on anywhere in the world any business carried on by it at the date of this Agreement; or

B.
trading with its existing customers or any future customers provided it does not do so by conducting any Restricted Activity in direct competition with any member of the SIG Group in contravention of sub-clause 11.1(B).

11.4
Each Selling Party agrees that the undertakings contained in this clause 11 are reasonable and necessary for the protection of the Purchasers’ legitimate interests in the goodwill of the SIG Group and each undertaking contained in this clause 11 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind each Seller and each member of the Retained Group.

12.	Sellers’ Marks and SIG Group Marks

12.1
The relevant Seller hereby grants, or the Sellers shall procure that the relevant member of the Retained Group grants, to the Purchasers (and the relevant member of the SIG Group) a royalty free, non-transferable, non-exclusive licence (with no rights to assign or sub-license) to use the Sellers’ Marks for a period of six months from the Completion Date on promotional materials and brochures of the SIG Group in existence on the Completion Date, but only in the way such Sellers’ Marks were used immediately prior to the Completion Date.

12.2
Each Purchaser acknowledges and agrees that, except as expressly stated in sub-clause 12.1, nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to any name or trade mark or any of the Sellers’ Marks, or any name or mark similar to any of the Sellers’ Marks, and each Purchaser shall procure that:

A.	from the Completion Date, no member of the Purchasers’ Group or the SIG Group shall hold itself out as being part of or in any way connected with the Retained Group; and

B.
no later than six months from the Completion Date, the relevant member of the Purchasers’ Group or the SIG Group shall either destroy any promotional materials and brochures of the SIG Group which use the Sellers’ Marks or fully delete the Sellers’ Marks from such material and brochures.

12.3
In order to confer upon the Purchasers the full benefit of the business and goodwill of the SIG Group, each Seller undertakes to the Purchasers and each member of the Purchasers’ Group that it shall not, and shall procure that no member of the Retained Group shall, at any time after the Completion Date, make trade mark use of:

A.	the mark “SIG” (either alone or in conjunction with any other letters, words, or incorporated in any design or logo or any mark confusingly similar to the mark “SIG”); or

B.	the mark “COMBI” (either alone or in conjunction with any other letters, words, or incorporated in any design or logo or any mark confusingly similar to the mark “COMBI”).
Without prejudice to the trade mark rights of the Purchasers' Group, nothing in this sub-clause 12.3 shall prevent the Sellers (or any member of the Retained Group) from using the marks "SIG” or “COMBI” other than on packaging for food or beverages (either alone or in conjunction with any other letters, words, or incorporated in any design or logo or any mark confusingly similar to the marks “SIG” or “COMBI”) to the extent required to operate any business it acquires which uses such marks, provided that such marks are used by such business at the date of this Agreement.

13.	Retained Group Insurances

13.1
Each Purchaser acknowledges that coverage for the SIG Group and its business under the insurance policies set forth in Schedule 11 (Retained Group Insurance) (the “Retained Group Insurances”) will cease as to post-Completion incidents or occurrences, as of the Completion Date, and that neither the Sellers nor any other member of the Retained Group is or shall be required to purchase any “tail” policy or other additional or substitute coverage for the benefit of the Purchasers relating to the Retained Group Insurances or the SIG Group or its business in any period after the Completion Date.

13.2
Notwithstanding the provisions of sub-clause 13.1, each Seller agrees that it, in respect of any occurrence-based Retained Group Insurance (a “Retained Group Occurrence Policy”) shall (or shall procure that another member of the Retained Group shall), with respect to any claims, suits, damages, liabilities or losses that relate to any member of the SIG Group and which arise from any occurrences, events, accidents, acts or incidents incepting prior to the Completion Date (each, a “Pre-Completion Insurance Claim”) and which are reasonably likely to be covered by a Retained Group Occurrence Policy, (i) report such Pre-Completion Insurance Claim to the appropriate insurer as soon as is reasonably practicable and in accordance with the terms and conditions of the Retained Group Occurrence Policy; (ii) provide the Purchasers with copies of material correspondence (including in relation to possible litigation) relating to such Pre-Completion Insurance Claim; and (iii) instruct that any proceeds from such Pre-Completion Insurance Claim are paid directly to the relevant third party or to the relevant member of the SIG Group in settlement of such Pre-Completion Insurance Claim, rather than to the relevant member of the Retained Group, or, if such proceeds are received by any member of the Retained Group, pay such proceeds, (less any (a) reasonable out-of-pocket costs of recovery; and (b) Tax thereon or any Tax which would be payable thereon but for the availability of any repayment or relief) over to the Purchasers, PROVIDED THAT:

A.
the Purchasers shall promptly notify the Sellers’ Guarantor of any potential Pre-Completion Insurance Claim for which they seek insurance pursuant to any Retained Group Occurrence Policy, shall cooperate in the investigation and pursuit of any Pre-Completion Insurance Claim, shall have the right to withhold its consent to any proposed settlement of such Pre-Completion Insurance Claim (such consent not to be unreasonably conditioned, withheld or delayed) and shall bear all reasonable out-of-pocket expenses incurred by the relevant Seller or other member of the Retained Group in connection with the foregoing. For the avoidance of doubt, the Purchasers’ failure to comply with this sub-clause 13.2(A) shall not affect the Sellers’ obligations under this sub-clause 13.2;

B.
the relevant Seller or other member of the Retained Group shall be required to use commercially reasonable endeavours to pursue any Pre-Completion Insurance Claims that are notified by the Purchasers and which are reasonably likely to be covered by a Retained Group Occurrence Policy, provided that it pursues any such Pre-Completion Insurance Claim in a commercially reasonable manner and in any event in a manner that is consistent with that employed by the Retained Group in respect of similar or comparable claims in the 12-month period ending on the date of this Agreement but, for the avoidance of doubt, neither the relevant Seller nor any other member of the Retained Group shall have any obligation to commence any litigation against the appropriate insurer with respect to any matter potentially covered by any Retained Group Occurrence Policy;

C.
neither the Sellers nor any member of the Retained Group shall take any action to materially impair (through commutation or otherwise) the insurance limits and coverages available for Pre-Completion Insurance Claims under the Retained Group Occurrence Policies without the Swiss Purchaser’s prior written consent; and

D.
the Purchasers shall put the Retained Group in funds to satisfy any deductible payments to be made by it pursuant to the terms of the Retained Group Occurrence Policies pursuant to this sub-clause 13.2 in time to enable payment to be made in accordance with the relevant policy.

13.3
Notwithstanding sub-clause 13.2, no Selling Party makes any representation or warranty as to whether any recovery under any Retained Group Insurances will be received with respect to any particular incident arising before, on or after the Completion Date. Each Purchaser agrees that neither the Sellers nor any other member of the Retained Group shall have any liability under this Agreement or otherwise for any liabilities for failure by the Purchasers to report in a timely manner or for delays in reporting by the Purchasers or members of the Purchasers’ Group that void any available coverage under the Retained Group Insurances.

14.	Access and assistance with filings

14.1
During the period from Completion to the sixth anniversary of the Completion Date each Purchaser shall, or in respect of any member of the SIG Group no longer controlled by a Purchaser, shall use all reasonable endeavours (including requiring similar undertakings from the purchaser of such member of the SIG Group) to, (within a reasonable time period following a request from a Seller therefor) make available to each Seller and/or any other member of the Retained Group (or their respective advisers) any Books and Records of any member of the SIG Group (or, if practicable, the relevant parts of those Books and Records) which relate to the period prior to Completion and which are required by such Seller or member of the Retained Group for the purpose of dealing with its Tax or financial reporting affairs or as are reasonably requested by either Seller or any member of the Retained Group for any other purpose (such access to include reasonable access to the personnel of the SIG Group (who shall be instructed (subject to reasonable advance notice being given) to give prompt information and explanations) in connection therewith) and, accordingly, each Purchaser shall, upon being given reasonable written notice by a Seller or other member of the Retained Group and subject to that Seller or other member of the Retained Group (or their respective advisers) giving such undertaking as to confidentiality as such Purchaser shall reasonably require having regard to the use of such Books and Records, procure that such Books and Records are made available to that Seller or other member of the Retained Group (or their respective advisers) for inspection and copying (at that Seller or other member of the Retained Group’s expense) for, and only to the extent necessary for, such purpose and provided that notwithstanding the foregoing the Purchasers shall not be obliged to provide any Books and Records that may be subject to privilege.

14.2	Without prejudice to the generality of sub-clause 14.1:

A.
the information and assistance provided by each Purchaser (in all cases subject to reasonable advance notice being given by the Sellers and which shall not require the Purchasers to incur any out-of-pocket costs, fees or expenses which are not reimbursed by the Sellers) in relation to the financial reporting affairs of the Retained Group shall (to the extent that such assistance and the nature of the information is consistent with that provided by the SIG Group to the Retained Group in the ordinary course of operations in the 12-month period ending on the Completion Date) include:

i.	the submission for any month prior to Completion any outstanding monthly Hyperion Financial Management reporting pack in accordance with the Retained Group’s normal monthly reporting calendar;

ii.	the provision of the standard SIG Group monthly chief executive’s report for any month prior to the month in which Completion occurs;

iii.
if relevant, the completion of any quarter-end or year-end Retained Group audit pack including the supplemental disclosure schedules in accordance with the normal Retained Group quarterly or annual reporting calendar;

iv.
the provision of relevant “management discussion and analysis” narrative and supporting schedules at a level of disclosure that is consistent with the pre-Completion level of disclosure in order to support relevant disclosures in the Retained Group’s public filings and in accordance with the normal Retained Group reporting calendar; and

v.
reasonable access to relevant management of the SIG Group (who shall be instructed to give (subject to reasonable advance notice being given) prompt information and explanations) to assist in understanding any of the information provided pursuant to this sub-clause 14.2(A), and in respect of the Information specified in sub-clause 14.2(A)(i) to (iv) (inclusive) in such format as used by the SIG Group immediately prior to Completion; and

B.
during the period from Completion to the sixth anniversary of the Completion Date, the Purchasers shall (within a reasonable time period following a request from the Sellers therefor) make available to each Seller or other member of the Retained Group (or their respective advisers) for inspection and copying (at that Seller or other member of the Retained Group’s expense) relevant financial and Tax records for each member of the SIG Group for the fiscal year ending 31 December in which Completion occurs (the “Fiscal Year”) as required by such Seller or other member of the Retained Group to meet its obligations under New Zealand Tax Law. This information (which will be prepared by the SIG Group in such format as the Purchasers (acting reasonably) decide) will include:

i.	financial statements (to the extent that such financial statements are required to be prepared by Law);

ii.	supporting trial balances;

iii.	reasonably detailed loan schedules showing movements in the balances of financial arrangements (e.g. external and intercompany loan balances); and

iv.	copies of Tax returns and confirmation of Tax payments relating to the Fiscal Year, in each case for some or all of the members of the SIG Group, such information to be provided by the Purchasers as soon as reasonably practicable upon reasonable advance written notice being given by a Seller or other member of the Retained Group and subject to such Seller or other member of the Retained Group (or their respective advisers) first providing such undertaking as to confidentiality as the Purchasers shall reasonably require having regard to the use of such information.

14.3
During the period from Completion to the sixth anniversary of the Completion Date, the Sellers shall (within a reasonable time period following a request from the Purchasers therefor) make available to each Purchaser (or its advisers) any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which relate to the period prior to Completion and which are required by any member of the Purchasers’ Group (including the Joint Ventures) for the purpose of dealing with its Tax or financial reporting affairs or as are reasonably requested by a Purchaser for any other purpose (such access to include reasonable access to the personnel of the Retained Group (who shall be instructed (subject to reasonable advance notice being given) to give prompt information and explanations) in connection therewith) and, accordingly, the Sellers shall, upon being given reasonable written notice by a Purchaser and subject to a Purchaser (or its advisers) giving such undertaking as to confidentiality as the Sellers shall reasonably require having regard to the use of such Books and Records, procure that such Books and Records are made available to the relevant member of the Purchasers’ Group (including the Joint Ventures) (or its advisers) for inspection and copying (at the Purchasers’ expense) for, and only to the extent necessary for, such purpose and provided that notwithstanding the foregoing the Sellers shall not be obliged to provide any Books and Records that may be subject to privilege. For the avoidance of doubt, the Sellers shall not be required to make available to the Purchasers (or their advisers) copies of any Consolidated or Combined Return (other than pro forma portions of any Consolidated or Combined Return that relate solely to one or more members of the SIG Group).

14.4	The Sellers shall:

A.
subject to sub-clause 14.4(B) below, use all commercially reasonable endeavours to make any filings, registrations, notices or to take any other action required to effect the release of security pursuant to the Security Release Documents at Completion;

B.
use all commercially reasonable endeavours to make any filings, registrations, notices or take any other action required to effect the release of security pursuant to the Brazilian Security Release Documents and German Security Release Documents as soon as reasonably practicable after the Completion Date to the extent that it is not reasonably practicable to make such filings, registrations, notices or to take such other action required to effect the release of security pursuant to the Brazilian Security Release Documents and German Security Release Documents on or prior to the Completion Date; and

C.
after Completion, provide such reasonable assistance as is requested by the Purchasers (or their advisers) in connection with any filings, registrations, notices or other actions that are required to be made to effect the release of security pursuant to the Security Release Documents.

14.5	The Lux Seller shall (and shall, before Completion, procure that the relevant members of the Swiss Group shall):

A.
comply with any applicable disclosure requirement or other reporting obligation imposed by any Tax Authority in China (including, for the avoidance of doubt, any requirement or obligation imposed pursuant to Article 5 of Circular 698)

(the “Chinese Reporting Obligations”) in respect of the sale of the Swiss Shares under this Agreement (excluding, for the avoidance of doubt, the Reorganisation) within the applicable time period and at its own cost; and

B.
use reasonable endeavours to demonstrate that the sale of the Swiss Shares under this Agreement (excluding, for the avoidance of doubt, the Reorganisation) are supported by reasonable commercial purposes in complying with the Chinese Reporting Obligations.

Each Purchaser shall, after Completion, procure that the relevant members of the Swiss Group provide such information as is reasonably requested by the Lux Seller for the purposes of this sub-clause 14.5.

15.	Wrong pockets

15.1
If, following Completion, any member of the Purchasers’ Group becomes aware that it owns any asset or rights which in the 12 months prior to Completion had been predominantly used in the business of any members of the Retained Group (including the Reorg Companies), the Purchasers shall procure that such member of the Purchasers’ Group shall immediately inform the Sellers’ Guarantor of that fact. Thereafter, at the request of the Sellers’ Guarantor, the Purchasers undertake to execute and/or procure that the relevant members of the Purchasers’ Group execute, such documents as may be reasonably necessary to procure the transfer of any such asset or right to a member of the Retained Group nominated by the Sellers’ Guarantor and the Sellers shall do all such things as are reasonably necessary to facilitate such transfer. Such asset or right shall be transferred for an amount equal to the book value of such asset or right at the Completion Date, which amount shall be paid by the Sellers’ Guarantor to the Purchasers within 10 Business Days of the date of transfer of the asset or right, which such amount shall reduce the Adjusted Swiss Shares Purchase Price.

15.2
If, following Completion, any member of the Retained Group becomes aware that it owns any asset or rights which in the 12 months prior to Completion had been predominantly used in the business of any member of the SIG Group but which has not been transferred to the Purchasers or the Purchasers’ Group as a result of the transactions hereunder, the Sellers shall procure that such member of the Retained Group shall immediately inform the Purchasers of that fact. Thereafter, at the request of the Purchasers, the Sellers undertake to execute, and/or procure that the relevant member(s) of the Retained Group execute such documents as may be reasonably necessary to procure the transfer of any such asset or right to a member of the Purchasers’ Group nominated by the Purchasers and the Purchasers shall do all such things as are reasonably necessary to facilitate such transfer. Such asset or right shall be transferred for an amount equal to the book value of such asset or right at the Completion Date, which such amount shall be paid by the Purchasers to the Sellers within 10 Business Days of the date of transfer of the asset or right and, which such amount shall increase the Adjusted Swiss Shares Purchase Price.

16.	Effect of Completion and Transitional Services

16.1
Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and indemnities and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

16.2	With effect from Completion, the Sellers shall provide the Transitional Services to the Purchasers in accordance with Schedule 14 (Transitional Services).

16.3
The Sellers shall, or shall procure that a member of the Retained Group shall, prior to Completion, obtain all applicable consents from the applicable Third Party Providers (as defined in Schedule 14 (Transitional Services) in respect of the Licences (as defined in Schedule 14 (Transitional Services)) for the applicable Service Period (as defined in Schedule 14 (Transitional Services)).

17.	Sellers’ guarantee

17.1
In consideration of the relevant Purchaser agreeing to purchase the Swiss Shares, the Receivables and the US Interests on the terms set out in this Agreement, the Sellers’ Guarantor hereby unconditionally and irrevocably guarantees to the Purchasers the due and punctual performance and observance by each member of the Retained Group of all of their respective obligations, commitments and undertakings under or pursuant to this Agreement or any other Transaction Document and agrees to indemnify the Purchasers on an after-Tax basis in respect of any breach by any member of the Retained Group of any of their obligations, commitments and undertakings under or pursuant to this Agreement or any other Transaction Document. The liability of the Sellers’ Guarantor under this Agreement or any other Transaction Document shall not be released or diminished by any variation of the terms of this Agreement or any other Transaction Document (whether or not agreed by the Sellers’ Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

17.2
If and whenever any member of the Retained Group defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to this Agreement or any other Transaction Document, the Sellers’ Guarantor shall forthwith on demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement or Transaction Document and so that the same benefits shall be conferred on the relevant Purchaser as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the relevant member of the Retained Group.

17.3
This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until all the obligations of the members of the Retained Group shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of any member of the Retained Group or any change in the status, control or ownership of any member of the Retained Group. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchasers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of members of the Retained Group under or in connection with this Agreement or any other Transaction Document.

17.4
As a separate and independent stipulation, the Sellers’ Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by any member of the Retained Group (including, without limitation, any moneys expressed to be payable under any Transaction Document) which may not be enforceable against or recoverable from the relevant member of the Retained Group by reason of any legal limitation, disability or incapacity on or of any member of the Retained Group or any fact or circumstance (other than any limitation imposed by this Agreement or the relevant Transaction Document) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand.

17.5
The Sellers’ Guarantor warrants to each Purchaser that it has the requisite capacity, power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and that its obligations under this Agreement constitute, and its obligations under the other Transaction Documents to which it is a party will, when executed and delivered, constitute, valid and binding obligations of the Sellers’ Guarantor in accordance with their respective terms.

17.6
The Sellers’ Guarantor warrants to each Purchaser that the execution and delivery of, and the performance by the Sellers’ Guarantor of its obligations under, this Agreement and the other Transaction Documents to which it is a party will not:

A.	result in a breach of any provision of the constitutional documents of the Sellers’ Guarantor;

B.	result in a breach of, or constitute a default under, any instrument to which the Sellers’ Guarantor is a party or by which the Sellers’ Guarantor is bound;

C.	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which the Sellers’ Guarantor is bound; or

D.	require any consent from its shareholder(s) or, so far as the Sellers’ Guarantor is aware, from any other person which has not been properly obtained prior to the time of entry into this Agreement.

18.	Specific payment obligations

18.1	The Sellers undertake to indemnify the Purchasers, on an after-Tax basis, against:

A.	any liability, cost, damage or expense that is incurred but remains to be discharged by any member of the SIG Group before Completion;

B.	any liability or damage that is incurred by any member of the Purchasers' Group at or after Completion; and

C.	any cost or expense that is reasonably incurred by any member of the Purchasers' Group at or after Completion, in each case, if, and to the extent that, it arises from or as a consequence of: (i) the Reorganisation or in respect of the Reorg Companies or the business carried on by any of them; or (ii) the US Pension Plan.

18.2
Each Purchaser undertakes to pay, or to procure that the relevant member of the SIG Group pays, each Post-Completion Transaction Expense in accordance with the terms of the Transaction Expenses Letter. The Sellers undertake to indemnify the Purchasers, on an after-Tax basis, for any payment made by a Purchaser (or the relevant member of the SIG Group) pursuant to this sub-clause 18.2 net of any amount in respect of the Post-Completion Transaction Expenses included in the calculation of the Working Capital Amount but which was not included in the Working Capital Reference Amount.

19.	Savings plans

19.1
The Purchasers and the Sellers acknowledge and agree that, with effect from the Completion Date, the 401(k) Employees shall cease to be eligible to contribute to the Evergreen Packaging 401(k) plan (such plan, on the terms which apply as at the date of this Agreement, being the “Sellers’ Savings Plan”).

19.2
With effect from the Completion Date, the Purchasers shall establish or otherwise maintain, or shall cause one or more members of the Purchasers’ Group to establish or otherwise maintain, one or more defined contribution savings plans that is qualified under Section 401(a) of the Code, and which provides benefits that are at least as favourable to each 401(k) Employee as the benefits provided to each such 401(k) Employee under the Sellers’ Savings Plan in effect as at the date of this Agreement (each a “Purchaser’s Savings Plan”) that shall:

A.	permit immediate participation as of the Completion Date for the 401(k) Employees who remain employed by the US Group;

B.	credit all service that was credited under the Sellers’ Savings Plan for purposes of the eligibility, vesting and match eligibility requirements of the Purchaser’s Savings Plan;

C.	provide for tax-deferred contributions pursuant to Section 401(k) of the Code; and

D.	accept elective direct rollovers of 401(k) Employees’ accounts under the Sellers’ Savings Plan.

19.3
The Purchasers shall procure that the Purchaser’s Savings Plan shall, for a period of not less than one year following the Completion Date, provide for Employees employer matching contributions that are no less favourable than those provided under the terms of the Sellers’ Savings Plan in effect as at the date of this Agreement as set out in the Data Room.

19.4
Prior to the Completion Date, Sellers shall take all actions necessary to cause (A) all 401(k) Employees to be fully vested in their accounts under the Sellers’ Savings Plan as of the Completion Date, (B) all unpaid employer or employee contributions under the Sellers’ Savings Plan that accrue through the Completion Date to be made to the 401(k) Employees’ accounts under such plan on or as soon as reasonably practicable following the Completion Date and (C) unless paid off and to the extent permitted by Law and the plan document, any loan to 401(k) Employees outstanding under the Sellers’ Savings Plan as of the Completion Date to remain outstanding (and not go into default) until the earlier of the final day of the first calendar quarter that commences after the Completion Date or the transfer of such loan to the Purchaser’s Savings Plan.

19.5
Prior to the Completion Date, the Sellers shall amend the SIG Holding USA, Inc. Employees Pension Plan (the “US Pension Plan”) and take all other actions necessary, including timely making all required filings and submissions to the US Pension Benefit Guaranty Corporation, Internal Revenue Service and Department of Labor, to cause the sponsorship of the US Pension Plan and all assets and liabilities with respect to the US Pension Plan to be transferred to a member of the Retained Group such that the SIG Group shall have no liability with respect to the US Pension Plan following Completion.

19.6
The Sellers shall pay to the Swiss Purchaser such amount as is required to indemnify (on an after-Tax basis) each member of the Purchasers' Group from and against all liabilities and damages incurred by it, and all third party costs reasonably incurred by it, arising out of or relating to the complete or partial withdrawal of any member of the Retained Group from any of the Paper Industry Union-Management Pension Fund, the International Association of Machinists and Aerospace Workers Pension Trust or the Employers Local 1167 Joint Pension Plan.

20.	Remedies and waivers

20.1
Except as provided in Schedule 4 (Limitations on the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement, any of the other Transaction Documents or any other documents referred to herein shall:

A.	affect that right, power or remedy; or

B.	operate as a waiver of it.

20.2
Except as provided in Schedule 4 (Limitations on the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by Law or under this Agreement, any of the other Transaction Documents or any other documents referred to herein shall not (unless otherwise expressly stated) preclude any other or further exercise of it or the exercise of any other right, power or remedy.

20.3
The Selling Parties acknowledge that they have no direct relationship with any of the Financing Sources with respect to any of the transactions contemplated by this Agreement and are not intended beneficiaries of any arrangements that the Purchasers may have with any Financing Sources. In no event shall any Selling Party have any recourse against or be entitled to seek or obtain any recovery, judgment, monetary damages or injunctive or other relief against any of the Financing Sources under any legal or equitable theory whatsoever (whether in contract, tort or otherwise), including for any alleged damage or loss relating to this Agreement or the performance of or failure to consummate any transactions contemplated by it. The provisions of this sub-clause 20.3 are without prejudice to, and shall not in any way affect, the duties and obligations owed by Goldman Sachs & Co., in its capacity as financial adviser to certain members of the Retained Group, to those members of the Retained Group.

20.4
Where two or more Sellers or Selling Parties are party to a particular warranty, representation, covenant, undertaking, indemnity or other obligation in this Agreement, the relevant Sellers or Selling Parties shall be jointly and severally liable in respect of such warranty, representation, covenant, undertaking, indemnity or other obligation.

20.5
Where two or more Purchasers or Purchasing Parties are party to a particular warranty, representation, covenant, undertaking, indemnity or other obligation in this Agreement, the relevant Purchasers or Purchasing Parties shall be jointly and severally liable in respect of such warranty, representation, covenant, undertaking, indemnity or other obligation.

21.	Assignment

21.1
Subject to sub-clause 21.2, no Purchasing Party shall assign or otherwise transfer, or purport to assign or transfer, all or any part of the benefit of, or its rights or benefits under, this Agreement or any other Transaction Document (together with any causes of action arising in connection with any of them).

21.2	Each Purchaser may at any time, assign all or any part of the benefit of, or its rights or benefits under, this Agreement to:

A.
any person by way of security for borrowings of a member of the Purchasers’ Group for the purpose or in connection with acquisition of the Swiss Shares, the Receivables and the US Interests, any transaction contemplated by this Agreement or any refinancing thereof; or

B.
any other member of the Purchasers’ Group (or by any such member to or in favour of any other member of the Purchasers’ Group) PROVIDED THAT if such assignee subsequently ceases to be a member of the Purchasers’ Group, the Purchasers shall procure that prior to its ceasing to be so such assignee reassigns to the Purchasers or (upon giving prior written notice to each Selling Party) to another member of the Purchasers’ Group so much of the rights and benefits under this Agreement as have been assigned to it,

PROVIDED THAT where a Purchaser assigns the benefit of this Agreement in whole or in part to any other person, the liabilities of each Selling Party under this Agreement to the Purchasers’ Group and the assignee(s) shall be no greater than such liabilities would have been had the assignment not occurred.

21.3
No Purchasing Party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or any other Transaction Document.

21.4	No Purchasing Party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or any other Transaction Document.

22.	Further assurance

22.1
After Completion, each Seller shall, if requested to do so by any Purchaser prior to the second anniversary of Completion and at the requesting Purchaser’s cost, do or procure the doing of all acts and/or execute or procure the execution of all documents as such Purchaser may reasonably consider necessary to effect the transfer of the Swiss Shares, the Receivables or the US Interests to the relevant Purchaser or otherwise give effect to the terms of this Agreement and the other Transaction Documents in any jurisdiction.

23.	Entire agreement

23.1
With the exception of the non-disclosure agreement between the Sellers’ Guarantor and Onex Partners Advisor LP, dated 24 July 2014, the Transaction Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and the Receivables and supersede any prior drafts, agreements or arrangements of any nature between the parties relating to the subject matter of the Transaction Documents.

23.2	Each party acknowledges and agrees that:

A.	in entering into the Transaction Documents it is not relying upon any pre- contractual statement which is not expressly repeated in the Transaction Documents;

B.
it shall have no right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the Transaction Documents;

C.
except as otherwise expressly provided for in the Transaction Documents, its only right or remedy in connection with the Transaction Documents shall be for breach of contract to the exclusion of all other rights and remedies (including, for the avoidance of doubt, those for misrepresentation (whether made prior to or in the Transaction Documents));

D.
except as otherwise expressly set out in this Agreement, all warranties implied by Law in any jurisdiction (whether by statute, or otherwise) in relation to the sale of any of the Shares or the Receivables are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived; and

E.	nothing in this Agreement shall exclude or limit any liability for fraud.

23.3
For the purposes of this clause 23, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this Agreement.

23.4
If there is any conflict between the terms of this Agreement and any other Transaction Document, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Retained Group on the one hand and any members of the Purchasers’ Group on the other).

23.5
This Agreement may only be varied in writing signed by each of the parties. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

24.	Notices

24.1	A notice under this Agreement shall only be effective if it is in writing. Email is permitted.

24.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual(s) set out below:

Party	Address	Email address
Lux Seller	Attention: The Managing Directors Care of: Corporate Services - Senior Manager Beverage Packaging Holdings (Luxembourg) III S.à r.l. 6C Rue Gabriel Lipmann L-5365 Munsbach Luxembourg	hschommarz@masinternational.com
With copies to:
	Attention: Group Legal Counsel Reynolds Group Holdings Limited 1900 West Field Court Lake Forest Illinois 60045 United States	jdoyle@pactiv.com

	and Attention: Group Legal Counsel Rank Group Limited Level 22 20 Bond Street Sydney NSW 2000 Australia	helen.golding@rankgroup.co.nz
US Seller	Attention: Group Legal Counsel Reynolds Group Holdings Limited 1900 West Field Court Lake Forest Illinois 60045 United States	jdoyle@pactiv.com
with a copy to:
	Attention: Group Legal Counsel Rank Group Limited Level 22 20 Bond Street Sydney NSW 2000 Australia	helen.golding@rankgroup.co.nz

Sellers’ Guarantor	Attention: Group Legal Counsel Reynolds Group Holdings Limited 1900 West Field Court Lake Forest Illinois 60045 United States	jdoyle@pactiv.com
with a copy to:
	Attention: Group Legal Counsel Rank Group Limited Level 22 20 Bond Street Sydney NSW 2000 Australia	helen.golding@rankgroup.co.nz

Receivables Purchaser
Attention: Nigel Wright
Onex Partners Advisor UK LLP
17 Duke of York Street
London
SW1Y 6LB
with a copy to:
Attention: Michael Bond
Latham & Watkins
99 Bishopsgate
London
EC2M 3XF
with a copy to:
Paul Sheridan
Latham & Watkins
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004-1304
nwright@onex.com michael.bond@lw.com paul.sheridan@lw.com

Swiss Purchaser
Attention: Nigel Wright
Onex Partners Advisor UK LLP
17 Duke of York Street
London
SW1Y 6LB
with a copy to:
Attention: Michael Bond
Latham & Watkins
99 Bishopsgate
London
EC2M 3XF
with a copy to:
Paul Sheridan
Latham & Watkins
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004-1304
nwright@onex.com michael.bond@lw.com paul.sheridan@lw.com

US Purchaser
Attention: Nigel Wright
Onex Partners Advisor UK LLP
17 Duke of York Street
London
SW1Y 6LB
with a copy to:
Attention: Michael Bond
Latham & Watkins
99 Bishopsgate
London
EC2M 3XF
with a copy to:
Paul Sheridan
Latham & Watkins
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004-1304
nwright@onex.com michael.bond@lw.com paul.sheridan@lw.com
PROVIDED THAT a party may change its notice details on giving notice to each other party of the change in accordance with this clause 24. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

24.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

A.	if delivered personally, on delivery;

B.	if sent by first class inland post, two clear Business Days after the date of posting;

C.	if sent by airmail, six clear Business Days after the date of posting; and

D.	if sent by email, upon actual receipt by the recipient.

24.4
Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

24.5	The provisions of this clause 24 shall not apply in relation to the service of Service Documents.

25.	Announcements

25.1	Subject to sub-clause 25.4, no announcement concerning the sale of the Shares or the Receivables or any ancillary matter shall be made by:

A.	a Selling Party without the prior written consent of the Purchasers, such approval not to be unreasonably conditioned, withheld or delayed; or

B.	a Purchasing Party without the prior written consent of the Sellers’ Guarantor, such approval not to be unreasonably conditioned, withheld or delayed.
This sub-clause 25.1 does not apply in the circumstances described in sub-clause 25.2 or sub-clause 25.3.

25.2	Subject to sub-clause 25.4, a party may, after notice to the other parties, make an announcement concerning the sale of the Shares or the Receivables or any ancillary matter if required to do so:

A.	by Law; or

B.	by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, whether or not the requirement has the force of Law.

25.3	Subject to sub-clause 25.4, a Selling Party may, after notice to the Purchasing Parties, make an announcement concerning the sale of the Shares or the Receivables or any ancillary matter:

A.
in connection with an offer for the repurchase or repayment to holders of indebtedness pursuant to the terms of the RGHL Financing or any other indebtedness of the Swiss Group, the US Group or the Retained Group or any ancillary matter; or

B.	as required in relation to any new financing arrangements of the Retained Group or, prior to Completion, of the Swiss Group or the US Group.

25.4
If a party is permitted to make an announcement pursuant to sub-clause 25.2 or sub-clause 25.3, then: if (i) the party concerned is a Selling Party, that Selling Party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the Purchasers before making the announcement; and (ii) the party concerned is a Purchasing Party, that Purchasing Party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the Sellers’ Guarantor before making the announcement.

25.5	The provisions of this clause 25 shall continue to apply after Completion or the termination of this Agreement but shall expire on the sixth anniversary of the Completion Date.

26.	Confidentiality

26.1
Each Selling Party shall treat as confidential all information obtained as a result of negotiating, entering into or performing this Agreement or any of the other Transaction Documents which relates to:

A.	the provisions of this Agreement or any of the other Transaction Documents;

B.	the negotiations relating to this Agreement or any of the other Transaction Documents;

C.	the subject matter of this Agreement or any of the other Transaction Documents; or

D.	any member of the Purchasers’ Group.

26.2
Each Purchasing Party shall treat as confidential all information obtained as a result of negotiating, entering into or performing this Agreement or any of the other Transaction Documents which relates to:

A.	the provisions of this Agreement or any of the other Transaction Documents;

B.	the negotiations relating to this Agreement or any of the other Transaction Documents;

C.	the subject matter of this Agreement or any of the other Transaction Documents;

D.	during the period prior to Completion, any member of the SIG Group; or

E.	any member of the Retained Group.

26.3	Notwithstanding the other provisions of this clause 26, a party may disclose any such confidential information:

A.	to the extent required by Law;

B.
to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, whether or not the requirement for information has the force of Law;

C.	to the extent required to vest the full benefit of this Agreement in that party;

D.	to its professional advisers, auditors and sources of financing and any agent or representative appointed on their behalf provided they have a duty to keep such information confidential;

E.	to the extent the information has come into the public domain through no fault of that party;

F.	in the case of a disclosure by a Selling Party, to the other members of the Retained Group;

G.	in the case of a disclosure by a Purchasing Party, to the other members of the Purchasers’ Group;

H.	in the case of a disclosure by a Selling Party, to the extent a Purchaser has given prior written consent to the disclosure;

I.	in the case of a disclosure by a Purchasing Party, to the extent the Sellers’ Guarantor has given prior written consent to the disclosure;

J.	in the case of a disclosure by a Purchasing Party, as required or desirable in connection with the Debt Financing; or

K.	in the case of a disclosure by a Selling Party, as required or desirable in connection with:

i.
any offer for the repurchase or repayment to holders of indebtedness pursuant to the terms of the RGHL Financing or any other indebtedness of the Swiss Group, the US Group or the Retained Group, or any ancillary matter; or

ii.	any new financing arrangements of the Retained Group or, prior to Completion, of the Swiss Group or the US Group.
Any information to be disclosed pursuant to sub-clauses 26.3(A), 26.3(B), 26.3(J) or 26.3(K) shall be disclosed only after notice to each other party.

26.4
Sub-clause 26.2 shall not prevent or restrict any member of the Purchasers’ Group or any of their respective directors, officers, employees, agents, consultants and advisers from passing any confidential information (excluding, except to the extent that it otherwise falls within paragraphs (A) or (C) of sub-clause 26.2, confidential information falling within paragraphs (B) or (E) of sub-clause 26.2) to:

A.
any general partner, limited partner, trustee, nominee or manager of, or adviser to, such member of the Purchasers’ Group or of or to any of its group undertakings, or any investor or potential investor in any of them or any provider of finance to any such general partner, limited partner, investor or potential investor or any of their advisors;

B.	any co-investment scheme of such member of the Purchasers’ Group or any person holding shares under such scheme or entitled to the benefit of shares under such scheme; or

C.
any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed by (whether solely or jointly with others) such member of the Purchasers’ Group or in respect of which such member of the Purchasers’ Group is a general partner, or which is advised or managed by such member of the Purchasers’ Group’s general partner, trustee, nominee, manager or adviser, or any potential investors in any such company or fund or any potential such company or fund.

26.5	The provisions of this clause 26 shall continue to apply after Completion or the termination of this Agreement but shall expire on the sixth anniversary of the Completion Date.

27.	Costs and expenses

27.1
Except as otherwise stated in this Agreement or the other Transaction Documents, each party shall pay its own costs and expenses in relation to: (i) the negotiations leading up to the sale and purchase of the Shares and the Receivables; and (ii) the preparation, execution and carrying into effect of this Agreement, the other Transaction Documents and all other documents referred to in this Agreement.

27.2
The Purchasers shall pay (or shall procure that the relevant member of the SIG Group pays), on a timely basis, all stamp, registration, transfer or other similar Taxes (including, without limitation, German real estate transfer tax (“Grunderwerbsteuer”)) arising in connection with the transfers of the Shares or the Receivables as contemplated by this Agreement, except for (i) any such Taxes deriving from the voluntary registration by or on behalf of a Selling Party where such registration is not necessary to enforce, maintain or preserve the rights of any Selling Party, and (ii) any such Taxes arising as a result of any member of the SIG Group (before Completion), any Selling Party or their advisers or any member of the Retained Group bringing this Agreement or any related document (including, for the avoidance of doubt, the Receivables Assignment Deeds), any certified copies thereof, any document constituting substitute documentation thereof or written confirmations (including emails and faxes) relating thereto (including any notification of the Austrian debtor of an assigned receivable) into the Republic of Austria (together with (i), “Excluded Taxes”). The Purchasers shall, upon request by any Selling Party, indemnify and keep indemnified each member of the Retained Group, on an after-Tax basis, for any such stamp, registration, transfer or other similar Taxes (including, without limitation, German real estate transfer tax (“Grunderwerbsteuer”) but excluding Excluded Taxes), for which that member of the Retained Group becomes liable. The Sellers shall, upon request by a Purchaser, indemnify and keep indemnified the Purchasers, on an after-Tax basis, in respect of any Excluded Taxes for which any Purchaser or any member of the Purchasers’ Group is or becomes liable.

27.3	The Purchasers shall pay any Regulatory Authority filing fees that they are required to pay.

27.4
The Sellers shall, upon request by a Purchaser, indemnify and keep indemnified the Purchasers, on an after-Tax basis, in respect of any SIG Transaction Costs for which any member of the SIG Group is or becomes liable.

27.5
The Purchasers shall, upon request by a Selling Party, indemnify and keep indemnified the Selling Parties, on an after-Tax basis, in respect of any stamp, registration, transfer or other similar Taxes for which any Selling Party or any member of the Retained Group is or becomes liable as a result of any Purchaser or their advisors or any member of the Purchasers' Group bringing this Agreement or any related document (including, for the avoidance of doubt, the Receivables Assignment Deeds), any certified copies thereof, any document constituting substitute documentation thereof or written confirmations (including emails and faxes) relating thereto (including any notification of the Austrian debtor of an assigned receivable) into the Republic of Austria.

28.	Counterparts

28.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

28.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

29.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

30.	Contracts (Rights of Third Parties) Act 1999

30.1
Sub-clauses 8.5, 8.6, 9.11 to 9.13 (inclusive), 10.4, 12.3, 13.2, 15 and 20.3 and sub-paragraph 1.6 of Schedule 4 (Limitations on the Sellers’ liability) (the “Third Party Rights Provisions”) confer a benefit on certain persons named therein who are not a party to this Agreement (each for the purposes of this clause a “Third Party”) and, subject to the remaining provisions of this clause, are intended to be enforceable by the Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

30.2
The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Provisions, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

30.3	Notwithstanding the provisions of sub-clause 30.1, this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

31.	Language

Each notice or other communication under or in connection with this Agreement shall be in English.

32.	Choice of governing law

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

33.	Jurisdiction

33.1
The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

33.2
Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

33.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

34.	Agent for service for Selling Parties

34.1
Each Selling Party irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB to be its agent for the receipt of Service Documents. Each Selling Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

34.2
If the agent of a Selling Party at any time ceases for any reason to act as such, the relevant Selling Party shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchasers of the name and address of the replacement agent. Failing such appointment and notification, the Purchasers shall be entitled by notice to the relevant Selling Party to appoint a replacement agent to act on behalf of that Selling Party. The provisions of this clause 34 applying to service on an agent apply equally to service on a replacement agent.

34.3
A copy of any Service Document served on an agent shall be sent by post to the relevant Selling Party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

35.	Agent for service for Purchasing Parties

35.1
Each Purchasing Party irrevocably appoints Onex Partners Advisor UK LLP of 1st Floor, 17 Duke of York Street, London SW1Y 6LB to be its agent for the receipt of Service Documents. Each Purchasing Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

35.2
If the agent of a Purchasing Party at any time ceases for any reason to act as such, the relevant Purchasing Party shall appoint a replacement agent having an address for service in England or Wales and shall notify each Selling Party of the name and address of the replacement agent. Failing such appointment and notification, any Selling Party shall be entitled by notice to the relevant Purchasing Party to appoint a replacement agent to act on behalf of that Purchasing Party. The provisions of this clause 35 applying to service on an agent apply equally to service on a replacement agent.

35.3
A copy of any Service Document served on an agent shall be sent by post to the relevant Purchasing Party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

36.	Place of performance

The parties to this Agreement shall perform their obligations with respect to the sale or the assignment of the Receivables outside of the Republic of Austria and the performance of any obligations or liability with respect to the sale or the assignment of the Receivables within Austria shall not constitute discharge or performance of such obligation or liability.

37.	Execution as a deed

This document has been signed and delivered as a deed on the date which first appears on page 1 above.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a deed byBeverage Packaging Holdings (Luxembourg) III S.à r.l. acting by
_Helen D Golding______________________ who, in accordance with the laws of Luxembourg and the authority and signatory power granted by the board of managers of Beverage Packaging Holdings (Luxembourg) III S.à r.l., is/are authorised to validly represent Beverage Packaging Holdings (Luxembourg) III S.à r.l. under his/her/their signature(s)
) )	/s/ Helen D Golding . (Authorised signatory(ies))

Executed as a deed by Reynolds Group Holdings Inc. acting by
__Helen D Golding_____________________ who, in accordance with the laws of Delaware, is/are acting under the authority of Reynolds Group Holdings Inc.
) ) )) )	/s/ Helen D Golding . (Authorised signatory(ies))

Executed as a deed by Reynolds Group Holdings Limited acting by
__Helen D Golding_____________________ who, in accordance with the laws of New Zealand, is/are acting under the authority of Reynolds Group Holdings Limited
) ) ) ) )	/s/ Helen D Golding . (Authorised signatory(ies))

Executed as a deed by Onex Wizard Acquisition Company GmbH acting by
___Todd Clegg _______________________ who, in accordance with the laws of Switzerland and the authority and signatory power granted by the board of managers of Onex Wizard Acquisition Company GmbH, is/are authorised to validly represent Onex Wizard Acquisition Company GmbH under his/her/their signature(s)
) ) )	/s/ Todd Clegg . (Authorised signatory(ies))

Executed as a deed by Onex Wizard US Acquisition II Inc. acting by
__Todd Clegg________________________ who, in accordance with the laws of Delaware, is/are acting under the authority of Onex Wizard US Acquisition II Inc.
) ) )	/s/ Todd Clegg . (Authorised signatory(ies))

Executed as a deed by Onex Wizard Acquisition Company I S.à r.l. acting by
__Todd Clegg_______________________ who, in accordance with the laws of Luxembourg and the authority and signatory power granted by the board of managers of Onex Wizard Acquisition Company I S.à r.l., is/are authorised to validly represent Onex Wizard Acquisition Company I S.à r.l. under his/her/their signature(s)
) )	/s/ Todd Clegg . (Authorised signatory(ies))